Exhibit 2.1

Execution Copy

AGREEMENT AND PLAN OF MERGER

Among

GENESYS SOFTWARE SYSTEMS, INC.,

SALARY.COM, INC.,

COBALT ACQUISITION CORP.

and

LAWRENCE J. MUNINI,

as Principal and as Shareholder Representative

Dated as of December 9, 2008

i

ARTICLE VII Indemnification		43
7.1.	Survival of Representations and Warranties	43
7.2.	Indemnification	43
7.3.	Indemnification Procedures	44
7.4.	Limitations	45
7.5.	Sole and Exclusive Remedies; Set Off Rights	46
7.6.	Shareholder Representative	46

ARTICLE VIII Termination		47
8.1.	Termination by Mutual Consent	47
8.2.	Termination by Either Parent or the Company	47
8.3.	Termination by the Company	48
8.4.	Termination by Parent	48
8.5.	Effect of Termination and Abandonment	48

ARTICLE IX Miscellaneous and General		49
9.1.	Notices	49
9.2.	Interpretation	50
9.3.	Waiver of Conditions	51
9.4.	Counterparts	51
9.5.	Governing Law; Consent to Jurisdiction	51
9.6.	Entire Agreement; Assignment; Amendment	51
9.7.	No Third Party Beneficiaries	51
9.8.	Definitions	52
9.9.	Severability	52
9.10.	Rules of Construction	52

Annex A	Defined Terms

ii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (hereinafter called this “Agreement”), dated as of December 9, 2008, among Genesys Software Systems, Inc., a Massachusetts corporation (the “Company”), Salary.com, Inc., a Delaware corporation (“Parent”), Cobalt Acquisition Corp., a Massachusetts corporation and a wholly-owned subsidiary of Parent (“Merger Sub,” the Company and Merger Sub sometimes being hereinafter collectively referred to as the “Constituent Corporations”), and Lawrence J. Munini (the “Principal”), both as Principal and Shareholder Representative.

RECITALS

WHEREAS, the respective boards of directors of each of Parent, Merger Sub and the Company believe it is in the best interests of its corporation and its respective shareholders that Parent acquire the Company through the statutory merger of Merger Sub with and into the Company (the “Merger”) and have approved the Merger upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

The Merger; Closing; Effective Time

1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3) Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”), and the separate corporate existence of the Company, with all its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger, except as set forth in Article II. The Merger shall have the effects specified in the Massachusetts Business Corporations Act (the “MBCA”).

1.2. Closing. The closing of the Merger (the “Closing”) shall take place (i) at the offices of Parent, 195 West Street, Waltham, Massachusetts at 10:00 A.M. on the first Business Day following the day on which the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement or (ii) at such other place and time or on such other date as the Company and Parent may agree in writing (the “Closing Date”). For purposes of this Agreement, the term “Business Day” shall mean any day ending at 11:59 p.m. (Eastern Time) other than a Saturday or Sunday or a day on which banks are required or authorized to close in the City of Boston.

1.3. Effective Time. As soon as practicable following the Closing, the Company and Parent will cause Articles of Merger (the “Articles of Merger”) to be executed, acknowledged and filed with the Corporations Division of the Commonwealth of Massachusetts as provided in Section 113.36 of the MBCA. The Merger shall become effective at the time when the Articles of Merger have been duly filed with the Corporations Division of the Commonwealth of Massachusetts or at such later time as may be agreed by the parties in writing and specified in the Articles of Merger (the “Effective Time”).

ARTICLE II

Charter, By-Laws, Directors and Officers of the Surviving Corporation

2.1. Articles of Organization. The parties hereto shall take all actions necessary so that the articles of organization of Merger Sub as in effect immediately prior to the Effective Time shall be the articles of organization of the Surviving Corporation, until duly amended as provided therein or by applicable laws; provided, however, that at the Effective Time, Article I of the articles of organization of the Surviving Corporation shall be amended and restated in its entirety to read substantially as follows (or such other name as determined by Parent in its sole discretion): “The name of the corporation is Genesys Software Systems, Inc.”

2.2. By-Laws. The parties hereto shall take all actions necessary so that the by-laws of Merger Sub in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation, until thereafter amended as provided therein or by applicable laws.

2.3. Directors. The parties hereto shall take all actions necessary so that the board of directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the articles of organization and by-laws of the Surviving Corporation.

2.4. Officers. The parties hereto shall take all actions necessary so that the officers of Merger Sub at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the articles of organization and by-laws of the Surviving Corporation.

ARTICLE III

Effect of the Merger on Capital Stock; Exchange of Certificates

3.1. Effect on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of the holder of any capital stock of the Company:

(a) Merger Consideration.

(i) Each share of Common Stock, par value $0.01 per share, of the Company (a “Share” and collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares (as defined herein)) shall be converted into the right to receive $1.295228419 per Share (x) as increased (on a per share basis) by the Closing Net Working Capital Excess (as defined in Section 3.3(a)), and (y) as decreased (on a per share basis) by the Closing Net Working Capital Shortfall (as defined in Section 3.3(a)), (the “Common Stock Per Share Merger Consideration” and, together with the Per Option Merger Consideration (as defined in Section 3.2(c)), the “Merger Consideration”). Notwithstanding the foregoing, the amount of Common Stock Per Share Merger Consideration actually paid to the holders of Shares shall be reduced by the amount of the Expense Deduction (as defined in Exhibit 5.9). At the Effective Time, all of the Shares shall cease to be outstanding, shall be cancelled and shall cease to exist, and each certificate (a “Certificate”) formerly representing any of the Shares shall thereafter represent only the right to receive the Common Stock Per Share Merger Consideration, without interest.

(ii) The Common Stock Per Share Merger Consideration shall be payable as follows:

(A) $1.054479643 per share (the “Initial Per Share Merger Consideration”), subject to adjustment as set forth in clause (i) above, shall be paid after the Effective Time in accordance with Section 3.4, provided that notwithstanding the foregoing, the amount of Initial Per Share Merger Consideration actually paid to the holders of Shares shall be reduced by the amount of the Expense Deduction (as defined in Exhibit 5.9);

(B) $0.10833695 per share (the “Contingent Anniversary Per Share Merger Consideration”) shall be paid after the Contingent Consideration Date in accordance with, and subject to the conditions of, Section 3.4; and

(C) $0.132411827 per share (the “Contingent Additional Per Share Merger Consideration”, and together with the Contingent Anniversary Per Share Merger Consideration, the “Contingent Consideration”) shall be paid after the Contingent Consideration Date in accordance with, and subject to the conditions of, Section 3.4, provided that the Contingent Additional Per Share Merger Consideration shall be reduced on a pro rata basis by the amount of (x) any Final Closing Net Working Capital Shortfall (as defined below) plus (y) any indemnification claims paid or payable under this Agreement in accordance with Article VII, and shall be increased on a pro rata basis by the amount of any Final Closing Net Working Capital Excess (as defined below).

(b) Merger Sub. At the Effective Time, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $0.01 per share, of the Surviving Corporation.

(c) To the extent that appraisal rights are available under Part 13 of the MBCA or any other applicable Law, shares of Common Stock that are issued and outstanding immediately prior to the Effective Time and that have not been voted for adoption of this Agreement and with respect to which appraisal rights have been properly and timely perfected in accordance with Part 13 of the MBCA or any other applicable Law (the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration at or after the Effective Time, unless the holder of such Dissenting Shares fails to maintain such claim or withdraws the same or otherwise loses the right to appraisal. If a holder of Dissenting Shares effectively withdraws or loses his, her or its right to appraisal and payment under the MBCA, then, as of the Effective Time or the occurrence of such event, whichever later occurs, such holder’s Dissenting Shares shall cease to be Dissenting Shares and shall be converted into and represent the right to receive the Merger Consideration upon surrender of the certificates representing such Dissenting Shares in accordance with Article III, without interest thereon. The Company shall give Parent prompt notice of any demand received by the Company for appraisal of shares of Common Stock.

3.2. Treatment of Options.

(a) At the Effective Time, each outstanding option to purchase Shares (a “Company Option”) under the Stock Plans (as defined in Section 4.1(b)), whether vested or unvested, shall be converted into:

(i) a vested option (a “Parent Option”) to acquire a number of shares of Common Stock, par value $0.0001 per share of Parent (“Parent Common Stock”) equal to the product (rounded to the nearest whole number) of (x) the number of Shares subject to the Company Option immediately prior to the Effective Time and (y) the Conversion Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per Share of such Company Option immediately prior to the Effective Time divided by (B) the Conversion Ratio; provided, however, that in the case of any Company Option to which Section 422 of the Code applies, the exercise price and the number of shares of Parent Company Stock purchasable pursuant to such option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code; and

(ii) the right to receive the Contingent Consideration multiplied by the number of Shares into which such Company Option was exercisable immediately prior to the Effective Time, provided that the Contingent Additional Per Share Merger Consideration shall be reduced on a pro rata basis by the amount of (x) any Final Closing Net Working Capital Shortfall (as defined below) plus (y) any indemnification or other claims paid or payable under this Agreement in accordance with Article VII, and shall be increased on a pro rata basis by the amount of any Final Closing Net Working Capital Excess (as defined below).

(b) The foregoing Parent Options and the right to receive the Contingent Consideration are referred to herein as the “Per Option Merger Consideration.”

(c) Except as specifically provided above, following the Effective Time, each Company Option shall continue to be governed by the same terms and conditions as were applicable under such Company Option immediately prior to the Effective Time. “Conversion Ratio” means the Initial Per Share Merger Consideration (as decreased (on a per share basis) by the Expense Deduction (as forth on Exhibit 5.9 hereto) divided by the average closing price of Parent Common Stock for the thirty (30) calendar days immediately prior to the Closing Date.

(d) On or before the Closing Date, Parent shall file with the Securities and Exchange Commission (the “SEC’) a registration statement on Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the shares of Parent Common Stock issuable upon exercise of the Company Options, and shall use its reasonable best efforts to maintain the effectiveness of such registration statement for so long as any Parent Options issued pursuant to this Agreement remain outstanding and such registration of the shares of Parent Common Stock issuable thereunder continues to be required such that the Parent Common Stock underlying the Parent Options may be sold without restriction on the open market. On the Closing Date, Parent shall deliver to the holders of Company Options appropriate notices setting forth such holders’ rights pursuant to the respective Stock Plans and agreements evidencing the grants of such Company Options, and stating that such Company Options and agreements have been assumed by Parent and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 3.2 after giving effect to the Merger and the terms of the Stock Plans).

(e) Corporate Actions. At or prior to the Effective Time, the Company and the board of directors of the Company, as applicable, shall adopt any resolutions and take any actions which are necessary to effectuate the provisions of Section 3.2(a). Parent shall take all actions which are necessary for the assumption of the Company Options, including the reservation, issuance and listing of Parent Common Stock as necessary to effect the transactions contemplated by this Section 3.2. The Company shall take all actions necessary to ensure that from and after the Effective Time neither Parent nor the Surviving Corporation will be required to deliver Shares or other capital stock of the Company to any Person pursuant to or in settlement of Company Options. For the purposes of this Agreement, the term “Person” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, or other entity of any kind or nature.

3.3. Adjustment of Merger Consideration.

(a) Prior to the Closing, the Company shall deliver to Parent a preliminary balance sheet as of the Closing Date (the “Preliminary Closing Balance Sheet”). The Preliminary Closing Balance Sheet shall be prepared by the Company in a manner consistent with the manner in which the Unaudited Balance Sheet and the Audited Balance Sheets (each as defined in Section 4.1(e) below) were prepared. The Merger Consideration payable at the Effective Time shall be reduced by the amount, if any, that the Company’s net working capital (the “Preliminary Closing Net Working Capital”), calculated by subtracting the current liabilities shown on the Preliminary Closing Balance Sheet from the current assets shown on the Preliminary Closing Balance Sheet, is less than $68,438 (the “Closing Net Working Capital Shortfall”), and shall be increased by one-half of the amount, if any, that the Preliminary Closing Net Working Capital, is greater than $68,438 (the “Closing Net Working Capital Excess”), provided that in no event shall the Merger Consideration be increased by more than $20,000 as a result of any Closing Net Working Capital Excess.

(b) In the event Parent disputes the Preliminary Closing Net Working Capital as calculated by the Company, then within thirty (30) days after the Closing Date, Parent shall deliver written notice to the Shareholder Representative (the “Dispute Notice”) that it believes that the Preliminary Closing Net Working Capital is not correct. If a Dispute Notice is delivered, Parent and the Shareholder Representative shall negotiate in good faith to agree upon a revised Closing Net Working Capital (the “Final Closing Net Working Capital”) that is mutually acceptable to Parent and the Shareholder Representative. If Parent and the Shareholder Representative are unable to agree on a Final Closing Net Working Capital within thirty (30) days after the date of the Dispute Notice, then both Parent and the Shareholder Representative agree to submit the dispute to arbitration conducted before a single arbitrator, who shall be a licensed practicing accountant, mutually selected by Parent and the Shareholder Representative. Within ten (10) Business Days after the appointment of the arbitrator, Parent and the Shareholder Representative shall each submit written claims to the arbitrator, and the arbitrator shall commence a hearing within ten (10) Business Days thereafter to determine the Final Closing Net Working Capital. The arbitrator shall notify Parent and the Shareholder Representative of his/her decision in writing, stating the reasons for the decision in reasonable detail, within ten (10) Business Days of the conclusion of the hearing. Any arbitration conducted pursuant to the terms of this Agreement shall be held in Boston, Massachusetts (or such other location in Massachusetts as mutually agreed by Parent and the Shareholder Representative) and governed by the commercial arbitration rules as then in effect of JAMS/Endispute. The arbitrator shall determine based on the facts of the arbitration how the costs of the arbitration are to be allocated among Parent and the holders of Shares and Company Options. Parent and the Shareholder Representative agree to accept and be bound by the decision of the arbitrator, with no right of appeal. This agreement to arbitrate shall be enforceable under the Uniform Arbitration Act. In any action to compel arbitration under this section, the prevailing party shall be entitled to an award of its reasonable expenses, including attorneys fees.

(c) If the Final Closing Net Working Capital is less than $68,438, then the aggregate Contingent Additional Per Share Merger Consideration shall be reduced by the difference between the Final Closing Net Working Capital and the Preliminary Closing Net Working Capital (the “Final Closing Net Working Capital Shortfall”). If the Final Closing Net Working Capital is greater than $68,438, then the aggregate Contingent Additional Per Share Merger Consideration shall be increased by one-half of the difference between the Final Closing Net Working Capital and the Preliminary Closing Net Working Capital (the “Final Closing Net Working Capital Excess”), up to a maximum of $20,000.

3.4. Exchange of Certificates; Contingent Consideration.

(a) Exchange Procedures for Holders of Shares.

(i) On or within one Business Day after the Closing Date, the Surviving Corporation shall mail to each holder of record of Shares (other than holders which have delivered an executed letter of transmittal to the Surviving Corporation at or prior to the Closing) a letter of transmittal (the “Share Letter of Transmittal”) in the form attached hereto as Exhibit 3.4(a)(i). The Share Letter of Transmittal shall specify (i) that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof as provided in clause (v) below) to the Surviving Corporation, and (ii) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu thereof) in exchange for the Initial Per Share Merger Consideration and the right to receive the Contingent Consideration. Upon surrender of a Certificate (or affidavit of loss in lieu thereof) to the Surviving Corporation in accordance with the terms of the Share Letter of Transmittal, duly executed, the holder of such Certificate shall be entitled to receive from Parent in exchange therefor a cash amount (after giving effect to any required tax withholdings as provided in Section 3.4(c)) equal to (x) the number of Shares represented by such Certificate (or affidavit of loss in lieu thereof) multiplied by (y) the Initial Per Share Merger Consideration (as decreased (on a per share basis) by the Expense Deduction (as defined in Exhibit 5.9)), and the Certificate so surrendered shall forthwith be cancelled. Parent shall make appropriate arrangements to pay at Closing the applicable Initial Per Share Merger Consideration to each holder of Shares who shall have delivered to the Surviving Corporation at Closing a duly executed Share Letter of Transmittal and surrendered the applicable Certificate(s) (or affidavit of loss in lieu thereof).

(ii) Provided that the conditions set forth in Exhibit 3.4(d) have been met, on the Contingent Consideration Date, Parent shall pay to each such holder a cash amount (after giving effect to any required tax withholdings as provided in Section 3.4(c)) equal to the number of Shares represented by the Certificate (or affidavit of loss in lieu thereof) initially surrendered by such holder after the Effective Time multiplied by (x) the Contingent Anniversary Per Share Merger Consideration plus (y) the Contingent Additional Per Share Merger Consideration (as such Contingent Additional Per Share Merger Consideration may be reduced or increased in accordance with Section 3.1(a)(ii)(C)), unless Parent has elected to pay all or a portion of the Contingent Consideration in shares of Parent Common Stock in which case Parent shall pay the applicable cash portion of the Contingent Consideration and shall issue shares of Parent Common Stock on the terms set forth in Section 3.4(e).

(iii) No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a check for any cash to be exchanged upon due surrender of the Certificate may be issued to such transferee if the Certificate formerly representing such Shares is presented to the Surviving Corporation, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable.

(iv) From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate is presented to the Surviving Corporation or Parent for transfer, it shall be cancelled and exchanged for the cash amount in immediately available funds to which the holder thereof is entitled pursuant to this Article III.

(v) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, providing to Parent a customary indemnity therefor against any claim that may be made against Parent or the Surviving Corporation with respect to such Certificate, Parent will issue a check in the amount (after giving effect to any required tax withholdings) equal to the number of Shares represented by such lost, stolen or destroyed Certificate multiplied by the Per Share Merger Consideration.

(b) Exchange Procedures for Holders of Company Options. At least thirty (30) days prior to the Contingent Consideration Date, Parent or the Surviving Corporation shall mail to each former holder of Company Options a notice requesting them to provide instructions for the payment of the Contingent Consideration. Unless Parent has elected to pay the Contingent Consideration in shares of Parent Common Stock, promptly after the Contingent Consideration Date, Parent shall pay to each such holder a cash amount (after giving effect to any required tax withholdings as provided in Section 3.4(c)) equal to the number of Shares into which each Company Option was exercisable immediately prior to the Effective Time multiplied by (x) the Contingent Anniversary Per Share Merger Consideration plus (y) the Contingent Additional Per Share Merger Consideration (as such Contingent Additional Per Share Merger Consideration may be reduced or increased in accordance with Section 3.1(a)(ii)(C)).

(c) Withholding Rights. Each of Parent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares or Company Options such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any other applicable state, local or foreign Tax (as defined in Section 4.1(i)) law. To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts (i) shall be remitted by Parent or the Surviving Corporation, as applicable, to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of Shares or Company Options in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

(d) Contingent Consideration. Exhibit 3.4(d) sets forth certain terms, conditions, covenants and agreements relating to the Contingent Consideration. For purposes of this Agreement, the “Contingent Consideration Date” shall mean the date that is 18 months from the Closing Date; provided, however that if Parent elects to pay all or a portion of the Contingent Consideration in shares of Parent Common Stock as provided in Section 3.4(e), then the “Contingent Consideration Date” shall mean January 31, 2010 (or such earlier date on which Parent elects to pay the Contingent Consideration in shares of Parent Common Stock). In the event that payment of the Contingent Consideration is not made on or before January 31, 2010 as provided in this Article III or Parent otherwise breaches in any material respect its obligations under Section 3.4(e) following a Stock Election, then Parent shall automatically be deemed to have waived its rights under Section 3.4(e) hereof and shall make the requisite payment of Contingent Consideration solely in cash.

(e) Use of Parent Common Stock. In lieu of cash, Parent may elect to pay all or a portion of the Contingent Consideration in shares of Parent Common Stock in accordance with this Section 3.4(e) (such amount of Parent Common Stock being referred to hereinafter as either the “Anniversary/ Additional Parent Shares” or “Registrable Shares”).

(i) If Parent elects to issue Anniversary/Additional Parent Shares, then no later than three (3) months prior to the Contingent Consideration Date, Parent shall provide written notice to the Shareholder Representative of its election pursuant to this Section 3.4(e)(the “Stock Election”) and file a Resale Registration Statement (the “Resale Registration Statement”) with the SEC registering the resale of such shares and shall use its reasonable best efforts to cause such Resale Registration Statement to be declared effective by the SEC and to remain so until all of such shares are sold or until they may be sold without restriction pursuant to Rule 144 under the Securities Act.

(ii) The number of shares of Anniversary/Additional Parent Shares to be issued shall be equal to the aggregate Contingent Consideration to be paid in shares divided by the average closing price of Parent Common Stock for the ten (10) trading days immediately prior to January 31, 2010 or prior to the payment date if Parent elects to issue such shares prior to January 31, 2010 (the “Initial ACP”), provided that in the event that the Resale Registration Statement is not declared effective by the SEC on or prior to the Contingent Consideration Date, then the number of Anniversary/Additional Parent Shares to be issued shall be increased (but not decreased) if the average closing price of Parent Common Stock for the ten (10) trading days immediately prior to the effective date of the Resale Registration Statement is less than the Initial ACP.

(iii) All expenses, other than underwriting discounts and commissions, incurred in connection with the registration of the Anniversary/Additional Parent Shares shall be borne by Parent.

(iv) Certain Registration Procedures. Exhibit 3.4(e) sets forth the procedures and covenants of the parties relative to the registration of the Registrable Shares.

ARTICLE IV

Representations and Warranties

4.1. Representations and Warranties of the Company and the Principal. Except as set forth in the corresponding disclosure schedules delivered to Parent by the Company (the “Company Disclosure Schedules”), the Company and the Principal, jointly and severally, hereby represent and warrant to Parent and Merger Sub that:

(a) Organization, Good Standing and Qualification. The Company is a legal entity duly organized, validly existing and in good standing under the Laws (as defined in Section 4.1(o)) of the Commonwealth of Massachusetts and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, or to have such power or authority, could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect (as defined below). The Company has made available to Parent complete and correct copies of the Company’s articles of organization and by-laws, each as amended to date, and each as so delivered is in full force and effect. Schedule 4.1(a) contains a correct and complete list of each jurisdiction where the Company is qualified to do business. The Company does not have any subsidiaries or any equity interest or other direct or indirect ownership interest in any other Person. As used in this Agreement, the term “Material Adverse Effect” with respect to the Company means a material adverse effect on the financial condition, properties, assets, liabilities, business, or results of operations of the Company taken as a whole other than any change, effect, event, circumstance, occurrence or state of facts relating to (i) the execution and delivery of this Agreement, the announcement of this Agreement or the transactions contemplated hereby, (ii) changes relating to the industry or segment thereof in which the Company operates in general, (iii) changes in applicable laws or regulations after the date hereof, (iv) changes in GAAP or regulatory accounting principles after the date hereof, (v) an act of war or terrorism or similar calamity or any escalation or worsening of the same, (vi) earthquakes, hurricanes or other natural disasters, (vii) the cessation of employment by the Company upon the Closing of Lawrence J. Munini, Ruth Ladner or David Ladner, or (viii) any failure by the Company to meet any estimates of revenues or earnings for any period ending on or after the date of this Agreement; provided, however, that the exception in this clause (viii) shall not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying such failure has resulted in, or contributed to, a Material Adverse Effect.

(b) Capital Structure. As of the date hereof, the authorized capital stock of the Company consists of 11,000,000 Shares, of which 6,397,775 Shares are issued and outstanding, and 3,000 shares of preferred stock, $100 par value per share, of which no shares are issued and outstanding. All of the outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable. Other than 73,000 Shares reserved for issuance under the Company’s Incentive Stock Option Plan Dated November 16, 1990 (the “1990 Plan”), 2,000,000 Shares reserved for issuance under the Company’s Stock Option Plan of November 17, 2000, as amended (the “2000 Plan”), and 200,000 Shares reserved for issuance under the Company’s

Directors and Consultants Stock Option Plan dated March 10, 1998, as amended (the “Directors Plan” and, together with the 1990 Plan and the 2000 Plan, the “Stock Plans”), the Company has no Shares reserved for issuance. The Spreadsheet (as defined in Section 5.4) contains a correct and complete list of (i) the holders of Shares, including the number of Shares held by such persons, and (ii) options granted under the Stock Plans, including the holder, date of grant, term, number of Shares, and exercise price. Except as set forth above, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company to issue or sell any shares of capital stock or other securities of the Company or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Upon any issuance of any Shares in accordance with the terms of the Stock Plans, such Shares will be duly authorized, validly issued, fully paid and nonassessable and free and clear of any lien, charge, pledge, security interest, claim or other encumbrance (each, a “Lien”). The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or are convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter. To the Company’s knowledge, there are no voting trusts, proxies, or other agreements or understandings with respect to the Shares. For purposes of this Agreement, “to the Company’s knowledge,” “to the knowledge of the Company” or language of similar effect shall mean, as concerns any matter in question, the actual knowledge of Lawrence J. Munini, Ruth A. Ladner, and Robert R. Pomerleau, after reasonable inquiry. There are no agreements to which the Company is a party relating to the registration, sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any Shares.

(c) Corporate Authority; Approval. The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies. The Board of Directors of the Company has unanimously determined that the Merger is in the best interests of the Company and its shareholders, approved this Agreement and the Merger and the other transactions contemplated hereby and as of the date hereof has recommended adoption of this Agreement to the shareholders of the Company.

(d) Governmental Filings; No Violations; Certain Contracts. (i) No notices, reports or other filings are required to be made by the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from, any domestic or foreign governmental or regulatory authority, agency, commission, body, court or other legislative, executive or judicial governmental entity (each a “Governmental Entity”), in connection with the execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated hereby, or in connection with the continuing operation of the business of the Company following the Effective Time, except for the filing of the Articles of Merger with the Secretary of the Commonwealth of Massachusetts.

(ii) The execution, delivery and performance of this Agreement by the Company do not, and the consummation of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the articles of organization or by-laws of the Company; (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or default under, the creation or acceleration of any obligations under or the creation of a Lien on any of the assets of the Company pursuant to any agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation (each, a “Contract”) binding upon the Company; (C) with or without notice, lapse of time or both, a breach or violation of any Law to which the Company is subject such as would have a Material Adverse Effect on the Company, assuming (solely with respect to performance of this Agreement and consummation of the Merger and the other transactions contemplated hereby) compliance with the matters referred to in Section 4.1(d)(i); or (D) any change in the rights or obligations of any party under any Contract binding upon the Company such as would have a Material Adverse Effect on the Company. Schedule 4.1(d)(ii) sets forth a correct and complete list of Material Contracts (as defined in Section 4.1(q)) pursuant to which consents, waivers or approvals are or may be required prior to consummation of the transactions contemplated by this Agreement.

(iii) The Company is not a party to or bound by any non-competition Contracts or other Contract that purports to limit in any material respect either the type of business in which the Company (or, after giving effect to the Merger, Parent or its subsidiaries) may engage or the manner or locations in which any of them may so engage in any business.

(e) Financial Statements. The Company has delivered to Parent an unaudited balance sheet (the “Unaudited Balance Sheet“) as of October 31, 2008 (the “Unaudited Balance Sheet Date“) and audited balance sheets (the “Audited Balance Sheets“) as of June 30, 2008 (the “Audited Balance Sheet Date“) and June 30, 2007, unaudited statements of income and cash flows for the four-month period ended October 31, 2008 and audited statements of income and cash flows for its 2007 and 2008 fiscal years (all of such balance sheets and statements of income and cash flows are collectively referred to as the “Financial Statements“). The Financial Statements: (i) are in accordance with the books and records of the Company; (ii) present fairly, in all material respects, the financial position of the Company as of the date indicated and the results of its operations and cash flows for such periods; and (iii) have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) consistently applied (subject, in the case of unaudited statements, to the absence of footnote disclosure and in the case of unaudited interim statements to year-end adjustments, which will not be material either individually or in the aggregate).

(f) No Undisclosed Liabilities. The Company has no financial liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type or kind whatsoever, whether accrued, absolute, contingent, determined, determinable, matured, unmatured or otherwise (each, a “Liability”), except for any Liability (i) that has been reflected in the Unaudited Balance Sheet (if required by GAAP to be so reflected), (ii) that has arisen in the ordinary course of business consistent with past practices since the Unaudited Balance Sheet Date and prior to the date hereof, (iii) arising from obligations for performance (but not for breach) under any Contracts to which the Company is a party, or (iv) listed on Schedule 4.1(f) attached hereto.

(g) Absence of Certain Changes. Except as set forth in Schedule 4.1(g), since the Unaudited Balance Sheet Date, the Company has conducted its business only in the ordinary course consistent with past practice and there has not been, occurred or arisen any:

(i) amendment or change to the Company’s articles of organization or by-laws;

(ii) amendment of any term of any outstanding security of the Company;

(iii) capital expenditure, transaction or commitment by the Company exceeding $25,000 individually with respect to any single Person;

(iv) payment, discharge, waiver or satisfaction of any material claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise of the Company), other than payments, discharges, waivers or satisfactions in the ordinary course of business or of liabilities reflected or reserved against in the Unaudited Balance Sheet or contained in any Contract to which the Company is a party;

(v) material employment dispute, including but not limited to, claims or matters raised by any individuals or any workers’ representative organization, bargaining unit or union regarding labor trouble or claim of wrongful discharge or other unlawful employment or labor practice or action with respect to the Company;

(vi) change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company other than as required by GAAP;

(vii) change in any election in respect of Taxes, adoption or change in any accounting method in respect of Taxes, agreement or settlement of any claim or assessment in respect of Taxes, or extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(viii) revaluation by the Company of any of its material assets (whether tangible or intangible), including without limitation, writing down the value of inventory or writing off notes or accounts receivable;

(ix) declaration, setting aside or payment of a dividend or other distribution (whether in cash, stock or property) in respect of any Company capital stock, or any split, combination or reclassification in respect of any shares of Company capital stock, or any issuance or authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Company capital stock, or any direct or indirect repurchase, redemption, or other acquisition by the Company of any shares of Company capital stock (or options, warrants or other rights convertible into, exercisable or exchangeable therefor);

(x) increase in or other change to the salary or other compensation payable or to become payable by the Company to any of its officers, directors or employees, or the declaration, payment or commitment or obligation of any kind for the payment (whether in cash or equity) by the Company of a severance payment, termination payment, bonus or other additional salary or compensation to any such person, in each case, other than in the ordinary course of business;

(xi) any establishment, adoption, entry into or amendment of any collective bargaining, bonus, profit sharing, thrift, compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement;

(xii) sale, lease, license or other disposition of any of the assets (whether tangible or intangible) or properties of the Company, including, but not limited to, the sale of any accounts receivable of the Company, or any creation of any security interest in such assets or properties, other than non-exclusive licenses of the Company Products by the Company in the ordinary course of business;

(xiii) loan by the Company to any Person, purchase by the Company of any debt securities of any Person, or capital contributions to investment in any Person;

(xiv) creation or other incurrence by the Company of any Lien on any of its asset, except for Liens for Taxes not yet due and payable;

(xv) incurring by the Company of any indebtedness, amendment of the terms of any outstanding loan agreement, guaranteeing by the Company of any indebtedness, issuance or sale of any debt securities of the Company or guaranteeing of any debt securities of others;

(xvi) waiver or release of any right or claim of the Company under any Material Contract other than in the ordinary course of business;

(xvii) commencement or settlement of any lawsuit by the Company, the commencement, settlement, notice or written threat of any lawsuit or proceeding or other investigation against the Company;

(xviii) issuance, grant, delivery or sale by the Company of any shares of Company capital stock or securities convertible into, or exercisable or exchangeable for, shares of Company Capital Stock, or any securities, warrants, options or rights to purchase any of the foregoing;

(xix) agreement or modification to any Contract pursuant to which any other party was granted exclusive marketing, distribution, development, or manufacturing rights with respect to any Company products or Company Intellectual Property;

(xx) event or series of events that have had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(xxi) agreement to purchase or sell any interest in real property, grant any security interest in any real property, enter into any lease, sublease, license or other occupancy agreement with respect to any real property or alter, amend, modify or terminate any of the terms of any lease agreement to which the Company is a party;

(xxii) acquisition or agreement to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or corporation, partnership, association or other business organization or division thereof, or other acquisition or agreement to acquire any assets that are material, individually or in the aggregate, to the Company’s business, or other acquisition or agreement to acquire any equity securities of any Person; or

(xxiii) cancellation, amendment or renewal of any insurance policy; or

(xxiv) agreement by the Company to do any of the things described in the preceding clauses (i) through (xxiii) of this Section 4.1(g) (other than negotiations with Parent and its representatives regarding the transactions contemplated by this Agreement).

(h) Accounts Receivable. Schedule 4.1(h) lists all accounts receivable of the Company as of the Unaudited Balance Sheet Date, together with an aging schedule indicating a range of days elapsed since invoice. Subject to any reserves set forth in the Unaudited Balance Sheet or, for receivables arising subsequent to the Unaudited Balance Sheet Date, as reflected on the books and records of the Company, all of the accounts receivable of the Company (i) are valid and existing and have arisen in the ordinary course of business, (ii) are not subject to any Lien, and (iii) are not subject to valid defenses, set-offs or counter-claims except as otherwise reserved. No request or agreement for a deduction or discount has been made with respect to any accounts receivable of the Company. No Person has any Lien on any of such receivables.

(i) Tax Matters.

(i) Definition of Taxes. For the purposes of this Agreement, the term “Tax” or, collectively, “Taxes” shall mean (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes as well as public imposts, fees and social security charges (including but not limited to health, unemployment, workers’ compensation and pension insurance), together with all interest, penalties and additions imposed with respect to such amounts, (ii) any liability for the payment of any amounts of the type described in clause (i) of this Section 4.1(i)(i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, and (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) of this Section 4.1(i)(i) as a result of any express or implied obligation to indemnify any other Person or as a result of any obligation under any agreement or arrangement with any other Person with respect to such amounts and including any liability for taxes of a predecessor entity.

(ii) Tax Returns and Audits. Except as set forth in Schedule 4.1(i):

(A) The Company has (a) prepared and timely filed all federal, state, local and foreign returns, estimates, information statements and reports required to be filed on or before the Closing Date (“Tax Returns”) relating to any and all Taxes concerning or attributable to the Company or its operations occurring before the Closing Date and such Tax Returns are true and correct in all material respects and have been or will be completed in accordance with applicable law in all material respects and (b) timely paid in full all Taxes due and payable by the Company.

(B) The Company has withheld or paid to the appropriate authorities or depositories, with respect to its employees and other third parties, all federal, state and foreign income taxes and social security charges and similar fees, Federal Insurance Contribution Act, Federal Unemployment Tax Act and other Taxes required to be so withheld or paid.

(C) The Company is not now delinquent in the payment of any Tax, nor is there any Tax deficiency outstanding, assessed or proposed against the Company. The Company has not executed any waiver of any statute of limitations that has not expired on or extending the period for the assessment or collection of any Tax.

(D) No audit, investigation or other examination of any Return of the Company is presently in progress, nor has the Company been notified in writing of any request for such an audit, investigation or other examination.

(E) The Company has no liability for unpaid Taxes as of the Unaudited Balance Sheet Date which has not been accrued or reserved on the Unaudited Balance Sheet, whether asserted or unasserted, contingent or otherwise, and the Company has not incurred any liability for Taxes since the Unaudited Balance Sheet Date other than in the ordinary course of business.

(F) The Company has made available to Parent or its legal counsel copies of all Tax Returns filed for all periods since 2005.

(G) There are no Liens on the assets of the Company relating to or attributable to Taxes other than Liens for Taxes not yet due and payable. The Company has no knowledge of any basis for the assertion of any claim relating or attributable to Taxes, which, if adversely determined, would result in any Lien on the assets of the Company.

(H) The Company has not (a) ever been a member of an affiliated group (within the meaning of Code §1504(a)) filing a consolidated federal income Tax Return, (b) ever been a party to any Tax sharing, indemnification or allocation agreement, (c) no liability for the Taxes of any Person (other than Company), under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or agreement, or otherwise and (d) never been a party to any joint venture, partnership, limited liability company or other arrangement that could be treated as a partnership for Tax purposes.

(I) The Company’s Tax basis in its assets for purposes of determining its future amortization, depreciation and other income Tax deductions is accurately reflected on its Tax Books and Records.

(J) The Company is not and has not been, at any time, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.

(K) No adjustment relating to any Return that has been filed by the Company and for which the period for the making of such adjustment has not expired by the application of a statute of limitation, has been proposed in writing to the Company by any tax authority.

(iii) The Company has not granted a power of attorney (or similar authority) as to any matters regarding Taxes that will have effect as of the Effective Time.

(j) Real Property.

(i) The Company does not own any real property. Schedule 4.1(j) sets forth a list of all real property currently leased, subleased or licensed by the Company (the “Leased Real Property”), the name of the lessor, licensor, sublessor, master lessor or lessee, the date and term of the lease, license, sublease or other occupancy right and each amendment thereto and, with respect to any current lease, license, sublease or other occupancy right the aggregate annual rental payable thereunder.

(ii) The Company has made available to Parent true and complete copies of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to each Leased Real Property, including all amendments, terminations and modifications thereof (“Lease Agreements”). All such Lease Agreements are valid and effective in accordance with their respective terms, and, with respect to the Company, there is not, under any of such Lease Agreements, any existing material default on the part of the Company or, to the knowledge of the Company, any event which with notice or lapse of time, or both, would constitute a material default. To the knowledge of the Company, no other party to any Lease Agreement is in default under any such Lease Agreement. The Company has not received any notice of a default with respect to any such Lease Agreement that has not been remedied. The Company currently occupies each Leased Real Property for the operation of its business. The Company does not owe any brokerage commission or finders fee with respect to any such Leased Real Property.

(iii) The Leased Real Property is in good operating condition and repair, and to the knowledge of the Company, free from structural, physical and mechanical defects, ordinary wear and tear excepted, is maintained in a manner consistent with standards generally followed with respect to similar properties, and is otherwise suitable for the conduct of the Company’s business as presently conducted. To the knowledge of the Company, the operation of the Company on the Leased Real Property does not violate in any material respect any applicable building code, zoning requirement or statute relating to such property or operations thereon.

(k) Assets; Equipment. The Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets (tangible or intangible), personal and mixed, used or held for use in its business (other than real property), free and clear of any Liens, except (i) as reflected in the Unaudited Balance Sheet,

(ii) Liens for Taxes not yet due and payable, and (iii) the Company’s standard customer agreements. Schedule 4.1(k) lists all material items of equipment (the “Equipment”) owned or leased by the Company, and such Equipment is (x) adequate for the conduct of the business of the Company as currently conducted, and (y) in good operating condition, subject to normal wear and tear.

(l) Intellectual Property.

(i) “Intellectual Property” means:

(A) any know-how, invention (whether patentable or unpatentable and whether or not reduced to practice), any improvements to any invention, and any patent, utility model, patent application, statutory invention registration or patent disclosure for the foregoing, together with any reissuance, division, continuation, continuation-in-part, revision, extension, or reexamination of any patent;

(B) any trademark, service mark, trade dress, logo, trade name, corporate name, domain name, Uniform Resource Locator (URL) or other internet address, whether or not registered, together with any translation, adaptation, derivation, or combination and including any associated goodwill, and any application for registration, registration, or renewal of the foregoing;

(C) any copyrightable work (including, but not limited to, advertising and promotional materials, catalogs, logo designs, software, compilations of data, and website content) and any copyright therefor, and any application for registration, registration or renewal of the copyright;

(D) any trade secret or confidential or proprietary business information (including, but not limited to, any idea, research and development, know-how, formula, composition, manufacturing and production process or technique, technical data, design, drawing, specification, customer or supplier list, pricing and cost information, and business and marketing plan or proposal);

(E) any industrial designs and any registrations and applications therefor;

(F) any computer software (whether in general release or under development), including, without limitation, source code, object code, files, records and databases and all related data and related documentation;

(G) any other proprietary right including moral rights and waivers of such rights by others and the right to sue and recover damages, attorneys’ fees and costs for past infringement of any patent, trademark, copyright; and

(H) any copies or tangible embodiment of any of the foregoing and all files relating thereto.

(ii) The Company owns or is licensed for, and in any event possesses sufficient and legally enforceable rights with respect to, all Intellectual Property that is used in, or that is necessary to conduct the business as is presently conducted. Schedule 4.1(l) sets forth, for the Intellectual Property owned by Company, a complete and accurate list of all (1) patents and patent applications, (2) trademark and service mark registrations and applications therefor, (3) unregistered trademarks and service marks, (4) domain names, and (5) copyright registrations and applications therefor, indicating for each, where applicable, (i) the jurisdiction, (ii) the patent, registration, or application number, (iii) the date issued, and (iv) the date filed. Schedule 4.1(l) also sets forth a complete and accurate list of all license agreements in effect on the date of this Agreement granting any right to use any Intellectual Property, whether the Company is the licensee or licensor thereunder, other than licenses for commercial “off-the-shelf” or “shrink-wrap” software that has not been modified or customized for the Company (collectively, the “License Agreements”).

(iii) Schedule 4.1(l) contains a complete and accurate list of all products, software or service offerings of the Company that have been sold, distributed or otherwise disposed of by the Company since July 1, 2007 or which are subject to contracts with current customers or which the Company intends to sell, distribute or otherwise dispose during the fiscal year ending June 30, 2009 (collectively, the “Company Products”).

(iv) The Company has all right, title, and interest in and to the Intellectual Property owned by the Company free and clear of any Liens other than applicable license agreements entered into in the ordinary course of business. No claim has been made, or to the knowledge of the Company threatened, against the Company based upon, challenging or seeking to deny or restrict the use by the Company of any of the Intellectual Property owned or licensed by the Company.

(v) The Company has made available to Parent true and complete copies of all License Agreements identified in Schedule 4.1(l). With respect to each of the License Agreements:

(A) the License Agreement is legal, valid, binding, and enforceable and in full force and effect and represents the entire agreement with respect to the subject matter of such License Agreement;

(B) the License Agreement will continue to be legal, valid, binding, and enforceable and in full force and effect upon consummation of the transactions contemplated by this Agreement and the consummation of such transactions will not constitute a breach or default under such License Agreement, except as otherwise identified on Schedule 4.1(l);

(C) the Company has not received any notice of termination or cancellation under any License Agreement, nor any notice of a breach or default under such License Agreement which has not been cured, and the Company has not itself sublicensed or granted any of the licensed rights to another party in violation of the License Agreement; and

(D) neither the Company nor to the knowledge of the Company any other party to such license is in breach or default under the License Agreement, and to the knowledge of the Company, no event has occurred that, with notice or lapse of time would constitute such a breach or default.

(vi) The Company has not licensed or sublicensed its rights in any Intellectual Property other than pursuant to the License Agreements and no royalties, honoraria or other fees are payable by the Company for the use of or right to use any Intellectual Property except pursuant to the License Agreements or as otherwise identified in Schedule 4.1(l).

(vii) To the knowledge of the Company, no third party is infringing or violating any Intellectual Property owned or exclusively licensed by the Company.

(viii) The use by the Company of the Intellectual Property owned or licensed by the Company does not infringe upon the rights of any third party and no claim has been made, asserted or to the knowledge of the Company threatened, or is pending, against the Company so alleging.

(ix) To the extent that any Intellectual Property used in connection with the Company’s business has been developed or created by any person or entity other than the Principal, a written agreement has been obtained by the Company with such person or entity with respect thereto, and as a result of such agreement(s) the Company has (i) obtained ownership of, and is the exclusive owner of, all such Intellectual Property by operation of law or by valid assignment of any such rights or (ii) has obtained a license under or to such Intellectual Property.

(x) The Company has taken reasonable and customary precautions to protect the secrecy, confidentiality and value of its trade secrets.

(xi) The software products currently licensed by the Company to customers are in substantial conformance with applicable contractual commitments, express and implied warranties, specifications and the current documentation, whether electronically embedded, written or otherwise, available with such software products, except for errors and bugs of the type, scope and nature generally acceptable in the software industry for similar types of software products.

(xii) Except as set forth in Schedule 4.1(l), no open source, public source or freeware, or any modification or derivative thereof, including any version of any software licensed pursuant to the GNU general public license or limited general public license or any other open source licenses, is used in, incorporated into, embedded in, integrated or bundled with, or used in the development or compilation (other than generally available commercial compilers) of, any Intellectual Property licensed by the Company to third parties or used by the Company in providing the Company Products as a service.

(xiii) All of the Company’s current and prior employees have executed valid intellectual property and confidentiality agreements for the benefit of the Company in a form which the Company has prior to the date of this Agreement provided to Parent for its review. Every contract or agreement under which Intellectual Property was developed for the Company assigns all rights to such Intellectual Property to the Company. To the Company’s knowledge, the Company’s employees’ performance of their employment activities does not violate any third party’s Intellectual Property rights or such employees’ contractual obligations to any third person.

(xiv) The IT Assets operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by the Company in connection with its business, including but limited to requirements under agreements between the Company and its customers or partners to provide the Company Products on a hosted basis, and have not materially malfunctioned or failed within the past three (3) years. To the Company’s knowledge, no person has gained unauthorized access to the IT Assets. The Company has implemented reasonable backup and disaster recover technology consistent with the Company’s SAS 70 procedures and practices. “IT Assets” means the Company’s computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment, and all associated documentation, including but not limited to the computers, servers and software operated on the Company’s behalf by Data Distributors, Inc.

(m) Litigation and Liabilities. There is no action, suit, claim or proceeding of any nature pending or, to the knowledge of the Company, threatened against the Company, its properties (tangible or intangible) or any of its officers or directors in their capacities as such. There is no investigation pending or, to the knowledge of the Company, threatened against the Company or any of its assets (tangible or intangible) or any of its officers or directors by or before any Governmental Entity. To the Company’s knowledge, there are no facts or circumstances that could reasonably be expected to (i) result in any claims against, or obligations or liabilities of, the Company, or (ii) prevent, delay or impair the consummation of the transactions contemplated by this Agreement. The Company is not a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any Governmental Entity.

(n) Product Warranties. Schedule 4.1(n) contains the standard forms of product warranties and guarantees used in the Company’s business, and copies of all other material product warranties and guarantees, and a summary of all oral product warranties used by the Company if different from the foregoing. Except as specifically described on such schedule, during the three (3) year period prior to the date hereof no product warranty or similar claims have been made against the Company, and, to the Company’s knowledge, there is no basis therefor.

(o) Compliance with Laws. The Company has complied in all respects with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of any Governmental Entity (collectively, “Laws”) except as would not otherwise have a Material Adverse Effect on the Company. The Company has not received a notice from any such Governmental Entity of any such violation or alleged violation, and the Company has not received a notice of any action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice which has been filed or commenced against the Company alleging any failure so to comply, and, to the Company’s knowledge, there is no basis therefor.

(p) Licenses and Permits. The Company has obtained and is in compliance with all material permits, licenses, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders issued or granted by a Governmental Entity (“Permits”) necessary to conduct its business as presently conducted or as presently proposed to be conducted. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby do or will constitute or result in a default under or violation of any such Permit.

(q) Material Contracts.

(i) Except as set forth in Schedule 4.1(q), the Company is not a party to or bound by:

(A) any employment or consulting agreement, contract or commitment with an employee or individual consultant or salesperson (other than “at will” employment agreements entered into in the ordinary course of business), any agreement, contract or commitment to grant any severance or termination pay (in cash or otherwise) to any employee, or any consulting or sales agreement, contract, or commitment with a firm or other organization;

(B) promissory notes, loans, indentures, evidences of indebtedness or other instruments relating to the lending of money, whether as borrower, lender or guarantor, in excess of $10,000;

(C) license agreements, consulting services agreements, work authorizations, and software support agreements with customers that provide for payments annual in excess of $25,000 or cannot be terminated in less than one year;

(D) equipment leasing agreements which individually provide for annual payments in excess of $10,000;

(E) agreements with suppliers (excluding purchase orders and sales orders in the ordinary course for amounts less that $10,000) with a remaining term of more than one year or a contract value of more than $25,000;

(F) agreements with labor unions or other employee organizations;

(G) consignment, distributorship and agency agreements;

(H) guarantees and sureties granted with respect to any obligation of third parties;

(I) joint venture agreements;

(J) agreements restricting the Company’s (or, after the Effective Time, Parent’s) ability to compete; and

(K) agreements or commitments (other than those covered above by clauses (i) through (x)) in excess of $10,000 or which cannot be terminated on three months’ notice or less without payment of compensation.

(ii) Except as set forth in Schedule 4.1(q), there are no end-user customers that account for greater than ten percent (10%) of the Company’s net sales. True and complete copies of each Contract disclosed in Schedule 4.1(q) (each a “Material Contract” and collectively, the “Material Contracts”) have been made available to Parent. Each Material Contract to which the Company is a party or any of its properties or assets (whether tangible or intangible) is subject is a valid and binding agreement of the Company enforceable against each of the parties thereto in accordance with its terms, and is in full force and effect with respect to the Company, except as would not otherwise cause a Material Adverse Effect. The Company is in compliance in all material respects with and has not breached, violated or defaulted in any material respect under, or received written notice that it has breached, violated or defaulted in any material respect under, any of the terms or conditions of any such Material Contract. To the knowledge of the Company, no party obligated to the Company pursuant to any such Material Contract has breached, violated or defaulted under such Material Contract, or taken any action or failed to act, such that, with the lapse of time, giving of notice or both, such action or failure to act would constitute such a breach, violation or default under such Material Contract by any such other party.

(r) Interested Party Transactions. Except as set forth in Schedule 4.1(r), no employee, officer, shareholder or director of the Company (nor any ancestor, sibling, descendant or spouse of any of such persons, or any trust, partnership or corporation in which any of such persons has or has had an interest) is financially indebted to the Company, and the Company is not financially indebted to any employee, officer, shareholder or director of the Company (nor any ancestor, sibling, descendant or spouse of any of such persons, or any trust, partnership or corporation in which any of such persons has or has had an interest). Except as set forth in Schedule 4.1(r), since July 1, 2007, no officer or director, or, to the knowledge of the Company, shareholder or other employee of the Company (nor, to the knowledge of the Company, any ancestor, sibling, descendant or spouse of any of such persons, or any trust, partnership or corporation in which any of such persons has or has had an interest), has or has had, directly or indirectly, (i) any interest in any entity that purchases from or sells or furnishes to the Company any goods or services, or (ii) a beneficial interest in any Contract to which the Company is a party; provided, however, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed to be an “interest in any entity” for purposes of this Section 4.1(r).

(s) Employees; Labor Matters.

(i) Schedule 4.1(s) contains a list of all employees of the Company, along with the position and the annual rate of base compensation of each such employee. To the knowledge of the Company, no employee or group of employees has any plans to terminate employment with the Company.

(ii) The Company is not a party to or otherwise bound by any collective bargaining agreement or other Contract with a labor union or labor organization, nor is the Company the subject of any material proceeding that asserts that the Company has committed an unfair labor practice or that seeks to compel it to bargain with any labor union or labor organization nor is there pending or, to the knowledge of the Company, threatened, nor has there been any labor strike, dispute, walk-out, work stoppage, slow-down or lockout involving the Company. The Company has no knowledge of any organizational effort made or threatened, either currently or within the past two years, by or on behalf of any labor union with respect to employees of the Company.

(t) Employee Benefits.

(i) For purposes of this Agreement, the following terms shall have the following meanings:

(A) “Employee Benefit Plan” means any of the following if currently maintained, or contributed to, by the Company for the benefit of its current or former employees or by an ERISA Affiliate for the benefit of its current or former employees (or, in each case, for the benefit of such employees’ respective beneficiaries): (1) an “employee pension benefit plan” (as defined in Section 3(2) of ERISA), (2) an “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and (3) any other written or oral plan, agreement or arrangement that can reasonably be expected to impose a material liability on the Company providing direct or indirect employment compensation to current or former employees of the Company or any ERISA Affiliate, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation.

(B) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(C) “ERISA Affiliate” means any entity that is, or at any time during the past two (2) years was, treated as a single employer with the Company under Section 414 of the Code because such entity is, or during such period was, a member with the Company of (1) a controlled group of corporations (as defined in Section 414(b) of the Code), (2) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (3) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code).

(ii) Schedule 4.1(t)(ii) contains a complete and accurate list of all Employee Benefit Plans. Complete and accurate copies of (i) all Employee Benefit Plans which have been reduced to writing, (ii) all related trust agreements, insurance contracts and summary plan descriptions, to the extent applicable, and (iii) all annual reports filed on IRS Form 5500, 5500C or 5500R and (for all funded plans) all plan financial statements for the last two plan years for each Employee Benefit Plan, to the extent required by applicable Law, have been delivered or made available to Parent. Each Employee Benefit Plan has been administered in all material respects in accordance with its terms and each of the Company and the ERISA Affiliates has in all material respects met its obligations with respect to such Employee Benefit Plan and has made all required contributions thereto not later than the applicable due date or has accrued such amounts on its financial statements. With respect to each Employee Benefit Plan, the Company, the ERISA Affiliates and each Employee Benefit Plan are in compliance in all material respects with the currently applicable provisions of ERISA and the Code and the regulations thereunder and other applicable Law. Without limiting the scope of the immediately preceding sentence, each Employee Benefit Plan that is or was intended to qualify for tax-advantaged status, including all Employee Benefit Plans intended to qualify under Sections 125, 129, 401(a) or 501(a) of the Code, are and at all times have been so qualified. All filings and reports as to each Employee Benefit Plan required to have been submitted to the Internal Revenue Service or to the United States Department of Labor have been duly submitted. The Company does not maintain any unwritten Employee Benefit Plan.

(iii) The Employee Benefit Plans that are intended to be qualified under Section 401(a) of the Code have either received determination letters from the Internal Revenue Service to the effect that such Employee Benefit Plans are qualified and the plans and the trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, or applications for determination letters have been submitted within the time period prescribed by the Internal Revenue Service or determination letters have not been submitted for these Employee Benefit Plans as to which the Internal Revenue Service remedial amendment period has not expired or such plans are adopted in the form of master, prototype or volume submitter arrangements that have received a favorable determination letter. No such determination letter has been revoked and revocation has not been threatened, and no such Employee Benefit Plan has been amended or operated since the date of its most recent determination letter or application therefor in any respect, and no act or omission has occurred, that would reasonably be expected to result in the loss of its qualification.

(iv) Neither the Company nor any ERISA Affiliate has maintained within the past five (5) years an Employee Benefit Plan subject to Section 412 of the Code or Title IV of ERISA.

(v) At no time during the past five (5) years has the Company or any ERISA Affiliate contributed to or been obligated to contribute to any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).

(vi) There are no unfunded obligations under any Employee Benefit Plan providing benefits with respect to any period after termination of employment to any employee of the Company (or to any beneficiary of any such employee), including retiree health coverage and deferred compensation, but excluding (i) continuation of health coverage required to be provided under Section 4980B of the Code or other applicable Law, and (ii) obligations reflected on the Company’s financial statements. The assets of each Employee Benefit Plan that is funded are reported on the books and records of such Employee Benefit Plan in accordance with applicable Law. The costs directly related to and arising out of each Employee Benefit Plan that is unfunded are reported on the Unaudited Balance Sheet to the extent required by GAAP. There are no material liabilities imposed upon the Company by any Employee Benefit Plan except, to the extent required by GAAP, as reported on the Unaudited Balance Sheet or on the books and records of such Employee Benefit Plan.

(vii) No act or omission has occurred and no condition exists with respect to any Employee Benefit Plan that can reasonably be expected to subject the Company to (i) any material fine, penalty, tax or liability of any kind imposed under ERISA (other than liabilities or benefits arising in the ordinary course or accrued under an Employee Benefit Plan) or the Code or (ii) any material liability payment under any contractual indemnification or contribution obligation protecting any fiduciary, insurer or service provider with respect to any Employee Benefit Plan.

(viii) No Employee Benefit Plan is funded by, associated with or related to a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code.

(ix) Each Employee Benefit Plan is amendable and terminable unilaterally by the Company at any time (subject to such (1) advance notice requirements as may be imposed by ERISA or the Code, and (2) restrictions as may be imposed by applicable Law) without liability to the Company as a result thereof, other than liability for benefits accrued immediately prior to such amendment or termination under any Employee Benefit Plan or otherwise reported on the books and records of such Employee Benefit Plan, and no Employee Benefit Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits the Company from amending or terminating any such Employee Benefit Plan, other than with respect to the liability for benefits accrued immediately prior to such amendment or termination under any Employee Benefit Plan. To the extent permitted by ERISA and the Code, the assets of each Employee Benefit Plan that is funded may be converted to cash at any time without material reduction, adjustment or other cost.

(x) Schedule 4.1(t)(x) lists each: (A) agreement, plan, arrangement or understanding (written or oral) with any shareholder, director, officer, employee, consultant or independent contractor of the Company (1) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company of the nature of any of the transactions contemplated by this Agreement, or (2) providing severance benefits or other benefits after the termination of employment of such director, officer or employee; and (B) agreement, plan, arrangement or understanding (written or oral) binding the Company, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan, retention plan or Employee Benefit Plan, any of the benefits of which will be increased or vested, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

(u) Minute Books. The minutes of the Company made available to Parent contain complete and accurate records of all actions taken, and summaries of all meetings held, by the Company’s shareholders, the Company’s Board of Directors (and any committees thereof) since 2005. At the Closing, the minute books of the Company since the time of incorporation of the Company will be in the possession of the Company.

(v) Takeover Statutes. No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation (each, a “Takeover Statute”) is applicable to the Company, the Shares, the Merger or the other transactions contemplated by this Agreement.

(w) Environmental Matters. The Company has not generated, used, treated, stored, released, discharged or disposed of any Hazardous Materials on any Leased Real Property and, to the knowledge of the Company, no Hazardous Materials have been generated, used, treated or stored on, released, discharged or disposed of onto, from or under any Leased Real Property, in each case, except (i) in compliance in all material respects with Environmental Laws, or (ii) in a manner that would not give rise to any Environmental Claim or to any material liability under Environmental Laws. The Company is and has been in compliance in all material respects with Environmental Laws with respect to the conduct of its business. There are no pending or, to the knowledge of the Company, threatened Environmental Claims against the Company. The Company has made available to Parent true and complete copies of any environmental reports and other documents in its possession or control that relate to Environmental Claims, the Company’s compliance with Environmental Law, or to the environmental condition of the Leased Real Property.

As used herein, the term “Hazardous Material” shall be construed to include any toxic or hazardous substance, material or waste or constituent thereof, and any other contaminant, pollutant, waste or by-product material whether liquid, solid, semisolid, sludge and/or gaseous, including without limitation, chemicals, compounds, pesticides, asbestos containing materials, petroleum or petroleum products, and polychlorinated biphenyls, the presence of which requires or may require investigation or remediation under any Environmental Laws or which are regulated, listed or controlled by, under or pursuant to any Environmental Laws, or which has been determined or interpreted by any Governmental Entity to be a hazardous or toxic substance regulated under any Environmental Laws, but shall not include ordinary and customary office cleaning or housekeeping products.

As used herein, the term “Environmental Law” means all federal, state, regional or local statutes, laws, rules, regulations, codes, ordinances, orders, plans, injunctions, decrees, rulings, licenses or judicial or administrative interpretations thereof, or similar laws, all as are currently in existence, issued, or promulgated, any of which govern, or relate to pollution, protection of the environment, public health and safety, air emissions, water discharges, waste disposal, hazardous or toxic substances, solid or hazardous waste, as any of these terms are or may be defined in such statutes, laws, rules, regulations, codes, orders, ordinances, injunctions, decrees, rulings, licenses, or judicial or administrative interpretations thereof, including without limitation: the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 USC § 9601 et seq.; the Resource Conservation and Recovery Act of 1976 and subsequent Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. § 6901 et seq.; the Clean Water Act, as amended, 33 U.S.C. § 1311, et seq.; the Clean Air Act, as amended, 42 U.S.C. § 7401-7642 ; the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601 et seq.; the Federal Insecticide, Fungicide, and Rodenticide Act as amended, 7 U.S.C. § 136-136y; the Emergency Planning and Community Right-to-Know Act of 1986 as amended 42 U.S.C. § 11001, et seq. (Title III of SARA) and similar or related state and local laws.

As used here in, the term “Environmental Claim” means all administrative, regulatory or judicial actions, suits, demands, demand letters, notice letters, claims, liens, notices of non-compliance or violation, investigations, actions or proceedings relating to Hazardous Materials, Environmental Laws or environmental permits by (a) governmental or regulatory authorities for enforcement, cleanup, cost recovery, removal, response, remedial or other actions or damages (including, but not limited to, natural resource damages) pursuant to any applicable Environmental Laws, and (b) any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.

(x) Insurance. Schedule 4.1(x) lists all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company since July 1, 2007, including the type of coverage, the carrier, the amount of coverage, the term and the annual premiums of such policies. There is no claim by the Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed or that the Company has a reason to believe will be denied or disputed by the underwriters of such policies or bonds. In addition, there is no pending claim of which its total value (inclusive of defense expenses) will exceed the policy limits. All premiums due and payable under all such policies and bonds have been paid, and the Company is otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage).

(y) Brokers and Finders. Except as set forth in Schedule 4.1(y), the Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with the Agreement or any transaction contemplated hereby. The Company has made available to Parent a complete and accurate copy of all agreements pursuant to which any broker or agent listed on such schedule is entitled to any fees and expenses in connection with any of the transactions contemplated by this Agreement.

(z) Disclosure. The representations and warranties contained in this Section 4.1 taken as a whole and together with the Company Disclosure Schedules do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained in this Section 4.1 not misleading.

4.2. Representations and Warranties of Parent and Merger Sub. Except as set forth in the corresponding sections of the disclosure schedules delivered to the Company by Parent prior to entering into this Agreement (the “Parent Disclosure Schedules”), Parent and Merger Sub each hereby represent and warrant to the Company that:

(a) Organization, Good Standing and Qualification. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in such good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or impair the ability of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement. Parent has made available to the Company a complete and correct copy of the certificate of incorporation and by-laws of Parent and Merger Sub, each as in effect on the date of this Agreement.

(b) Corporate Authority; Issuance of Parent Stock. Each of Parent and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger, including, without limitation, all necessary action of Parent’s and Merger Sub’s respective boards of directors and shareholders. This Agreement has been duly executed and delivered by, and is a valid and binding agreement of, Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies. The Anniversary/Additional Parent Shares, when and if issued pursuant to Section 3.4(e), will be duly authorized, validly issued, fully paid and non-assessable and will be issued in accordance with all applicable Laws.

(c) Governmental Filings; No Violations; Etc. No notices, reports or other filings are required to be made by Parent with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Parent or Merger Sub from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by Parent and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby, except for the filing of the Articles of Merger with the Secretary of the Commonwealth of Massachusetts.

(i) The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the certificate of incorporation or by-laws of Parent or Merger Sub; (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or a default under, the acceleration of any obligations or the creation of a Lien on any of the assets of Parent pursuant to, any Contracts binding upon Parent or any Laws or governmental or non-governmental permit or license to which Parent is subject; or (C) any change in the rights or obligations of any party under any of such Contracts.

(d) Litigation. There is no action, suit, claim or proceeding of any nature pending or, to the knowledge of Parent, threatened against Parent or Merger Sub that seeks to enjoin, or would reasonably be expected to have the effect of preventing, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement.

(e) Available Funds. Parent and Merger Sub have available to them, or as of the Effective Time will have available to them, all funds necessary for the payment of the aggregate Per Share Merger Consideration and to satisfy all of their obligations under this Agreement. Parent has available, and at the time of issuance of any Anniversary/Additional Parent Shares will have available, sufficient authorized Parent Common Stock reserved for issuance necessary to satisfy its obligations under Section 3.4(e).

(f) Capitalization of Merger Sub. The authorized capital stock of Merger Sub consists solely of 1,000 shares of Common Stock, par value $0.01 per share, 100 of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent. Merger Sub has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

ARTICLE V

Covenants

5.1. Conduct of Business. (i) The Company covenants and agrees that, after the date hereof and prior to the Effective Time, it shall conduct its business in the ordinary course and shall use its reasonable best efforts to preserve its business and maintain existing relations and goodwill with customers, partners, suppliers, lessors, employees and agents, and keep available the services of its present employees and agents. Without limiting the generality of the foregoing and in furtherance thereof, from the date of this Agreement until the Effective Time, except (A) as otherwise expressly required by this Agreement, (B) as Parent may approve in writing (such approval not to be unreasonably withheld or delayed), or (C) as set forth on Section 5.1 of the Company Disclosure Schedule, the Company will not:

(a) amend or change its articles of organization or by-laws;

(b) amend any term of any of its outstanding securities;

(c) make or commit to make any capital expenditure, transaction or commitment exceeding $25,000 individually with respect to any single Person;

(d) pay, discharge, waive or satisfy any material claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) of the Company, other than payments, discharges, waivers or satisfactions in the ordinary course of business or of liabilities reflected or reserved against in the Unaudited Balance Sheet or contained in any Contract to which the Company is a party;

(e) change any of its accounting methods or practices (including any change in depreciation or amortization policies or rates) other than as required by GAAP;

(f) change any election in respect of Taxes, adopt or change any accounting method in respect of Taxes, agree or settle any claim or assessment in respect of Taxes, or extend or waive the limitation period applicable to any claim or assessment in respect of Taxes;

(g) revalue any of its material assets (whether tangible or intangible), including without limitation, writing down the value of inventory or writing off notes or accounts receivable;

(h) declare, set aside or pay a dividend or other distribution (whether in cash, stock or property) in respect of any Company capital stock, or effect any split, combination or reclassification in respect of any shares of Company capital stock, or issue or authorize any issuance of any other securities in respect of, in lieu of or in substitution for shares of Company capital stock, or effect any direct or indirect repurchase, redemption, or other acquisition by the Company of any shares of Company capital stock (or options, warrants or other rights convertible into, exercisable or exchangeable therefor);

(i) increase or otherwise change the salary or other compensation payable or to become payable by the Company to any of its officers, directors or employees, or declare or pay or commit to pay any kind (whether in cash or equity) of severance payment, termination payment, bonus or other additional salary or compensation to any such person;

(j) establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement;

(k) sell, lease, license or otherwise dispose of any of the assets (whether tangible or intangible) or properties of the Company, including, but not limited to, the sale of any accounts receivable of the Company, or create any security interest in such assets or properties, other than non-exclusive licenses of the Company Products by the Company in the ordinary course of business;

(l) make any loan to any Person, purchase any debt securities of any Person, or make any capital contribution or investment in any Person;

(m) create or otherwise incur any Lien on any of its asset, except for Liens for Taxes not yet due and payable;

(n) incur any indebtedness, amend the terms of any outstanding loan agreement, guarantee any indebtedness, issue or sell any debt securities of the Company or guarantee any debt securities of others;

(o) waive or release any right or claim of the Company under any Material Contract other than in the ordinary course of business;

(p) commence or settle any lawsuit;

(q) issue, grant, deliver or sell any shares of Company capital stock or securities convertible into, or exercisable or exchangeable for, shares of Company Capital Stock, or any securities, warrants, options or rights to purchase any of the foregoing;

(r) enter into any Contract that would have been a Material Contract had it been entered into prior to this Agreement, or amend, modify or terminate any Material Contract;

(s) agree to purchase or sell any interest in real property, grant any security interest in any real property, enter into any lease, sublease, license or other occupancy agreement with respect to any real property or alter, amend, modify or terminate any of the terms of any lease agreement to which the Company is a party;

(t) acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets that are material, individually or in the aggregate, to the Company’s business, or acquire or agree to acquire any equity securities of any Person;

(u) cancel, amend or renew any insurance policy; or

(v) agree, authorize or commit to do any of the foregoing.

5.2. No Shop Agreement. (a) From the date hereof until the Closing or the earlier termination of this Agreement, the Company and Principal shall not, and shall cause the Company’s officers, directors, employees, affiliates, agents and representatives, including but not limited to investment bankers, financial advisors, attorneys or accountants, not to, directly or indirectly, (i) negotiate, authorize, recommend, enter into or propose to enter into, with any person other than Parent, any transaction involving (directly or indirectly) an Acquisition Proposal; (ii) continue to engage in discussions with any third party concerning any Acquisition Proposal; (iii) encourage, solicit or initiate discussions, negotiations or submissions of proposals, indications of interest or offers in respect of an Acquisition Proposal; or (iv) furnish or cause to be furnished to any person any information in furtherance of an Acquisition Proposal. If the Company or Principal or any representative thereof receives any inquiry, proposal, indication or interest or offer with respect to an Acquisition Proposal from any person who is not a party to a confidentiality agreement entered into with the Company prior to September 30, 2008, the Company will promptly notify Parent and provide the terms thereof to Parent in writing. If the Company or Principal or any representative thereof receives any inquiry, proposal, indication or interest or offer with respect to an Acquisition Proposal from any person who is a party to a confidentiality agreement entered into with the Company prior to September 30, 2008, the Company will promptly notify Parent and provide evidence of such offer to Parent in writing to the extent permitted by such confidentiality agreement.

(b) Notwithstanding anything to the contrary contained in this Agreement, the Company may engage in discussions or negotiations with, and furnish information concerning the Company and its businesses, properties and assets to, any Person which makes an Acquisition Proposal if, and only if, (A) such Person made an Acquisition Proposal which did not result from a violation by the Company of its obligations under this Section 5.2 and at such time the Company has complied with its obligations under this Section 5.2, and the Company is proceeding in good faith with respect to its obligations under Section 5.3, (B) such Acquisition Proposal constitutes a Company Superior Proposal and (C) a majority of the Board of Directors of the Company concludes in good faith after consultation with its outside counsel that the failure to take such action would violate the fiduciary obligations of such Board of Directors to the Company or to the Company’s shareholders under applicable law. For purposes of this Agreement, “Acquisition Proposal” means any inquiry, proposal or offer from any Person relating to any direct or indirect acquisition or purchase of 15% or more of the assets of the Company or 15% or more of any class of equity securities of the Company, any tender offer or exchange offer that if consummated would result in any Person beneficially owning 15% or more of any class of equity securities of the Company, any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company other than the transactions contemplated by this Agreement, or any other transaction the consummation of which would reasonably be expected to impede, interfere with, prevent or materially delay the Merger. For purposes of this Agreement, “Company Superior Proposal” shall mean a bona fide written Acquisition Proposal (with all of the percentages included in the definition of Acquisition Proposal increased to 100% for purposes of this definition) that a majority of the members of the Board determine in good faith, after consultation with its outside legal counsel and financial advisors (w) provides to the Company’s shareholders consideration with a value per share of each Share that exceeds the value per share of each Share provided for in this Agreement (after taking into account any revisions made or proposed by Parent), (x) would result in a transaction, if consummated, that would be more favorable to the Company’s shareholders (taking into account all facts and circumstances, including all legal, financial, regulatory and other aspects of the proposal and the identity of the offeror) than the transactions contemplated hereby, (y) is reasonably likely to be consummated in a timely manner (taking into account all legal, financial, regulatory and other relevant considerations), and (z) is made by a Person or group of Persons who have provided the Company with reasonable evidence that such Person or group has or will have sufficient funds to complete such Acquisition Proposal.

(c) Except as provided in the next sentence, the Board of Directors of the Company shall not withdraw or modify the Company Recommendation. The Board of Directors of the Company shall only be permitted to (i) withdraw or modify in a manner adverse to Parent (or not to continue to make) its recommendation to its shareholders with respect to a Company Superior Proposal or (ii) cause the Company to enter into an agreement relating to a Company Superior Proposal if, but only if, (A) the Company has not obtained shareholder approval for the Merger, (B) a majority of the Board of Directors of the Company has reasonably determined, following consultation with outside counsel, that the failure to take such action would result in a failure of the Board of Directors to comply with its fiduciary duties imposed by applicable law, (C) the Company has given Parent two Business Days’ prior written notice of its intention to withdraw or modify such recommendation or enter into such agreement and Parent has not provided written notice to the Company during such 2-day period of its intention to match such Company Superior Proposal (minus the Special Termination Fee (as defined in Section 8.5(c)) and applicable expenses which the Company would have to pay if it accepted such Company Superior Proposal), and (D) the Company has complied with its obligations under this Section 5.2 and Section 5.3. Nothing contained in this Section 5.2 shall prohibit the Company from making any disclosure to the Company or the Company’s shareholders if, in the good faith judgment of a majority of the Board of Directors of the Company, after consultation with outside counsel, failure so to disclose would be inconsistent with its fiduciary duties to the Company or the Company’s shareholders under applicable law; provided, that unless and until this Agreement is terminated in accordance with Article VIII hereof, nothing in this sentence shall affect the obligations of the Company or the rights of Parent under any other provision of this Agreement.

5.3. Shareholders Meeting. The Company will take, in accordance with and subject to applicable Law and its articles of organization and by-laws and Section 5.2 hereof, all action necessary to convene a meeting of holders of Shares (the “Shareholders Meeting”) as promptly as practicable after the execution of this Agreement to consider and vote upon the approval of this Agreement and the transactions contemplated hereby. Except as provided in Section 5.2, the Board of Directors of the Company shall recommend such approval (the “Company Recommendation”) and shall take all lawful action to solicit such approval of this Agreement. The Principal hereby agrees to vote all Shares held or controlled by him in favor of such approval at the Shareholders Meeting.

5.4. Full Access. Subject to the confidentiality provisions (the “Confidentiality Provisions”) of the letter agreement between Parent and the Company dated October 17, 2008, representatives of Parent shall have full access at all reasonable times to all premises, properties, books, records, contracts, tax records and documents of the Company, and the Company and its representatives will furnish to Parent any information in respect of the Company as Parent may from time to time request. Such examination and investigation by Parent, and any discovery of facts resulting therefrom, shall not affect the warranties and representations of the Company and the Principal contained in this Agreement.

5.5. Supplemental Disclosure. At the Closing, each party shall supplement or amend their respective Disclosure Schedules with respect to any matter hereafter arising which, if existing or occurring at or prior to the Effective Date, would have been required to be set forth or listed in such schedules or which is necessary to complete, correct or update any information in such schedules.

5.6. Reasonable Commercial Efforts. Upon the terms and subject to the conditions of this Agreement, each of the Parties hereto shall use its reasonable commercial efforts (other than the payment of money unreimbursed by the other party) to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable consistent with applicable law to cause the fulfillment of the conditions to Closing set forth herein and to consummate and make effective in the most expeditious manner practicable the transactions contemplated hereby.

5.7. Further Assurances. Each party hereto, at the reasonable request of the other party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

5.8. Confidentiality. Except as required by Law or in connection with the enforcement of this Agreement or any related agreement, the Principal agrees not to disclose, use or copy any confidential information of Parent, including confidential information being transferred to Buyer pursuant to this Agreement, except as Parent may authorize or direct, and except as to information which the Principal can establish: (a) was, on the date of this Agreement, generally known to the public; or (b) became generally known to the public after the date of this Agreement other than as a result of the act or omission of the Principal or their representatives or agents.

5.9. Expenses. All costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense; provided, however, that (x) any investment banking, legal and accounting expenses incurred by the Company with respect to this Agreement and the transactions contemplated hereby (“Transaction Expenses”) shall be borne by the holders of Shares and Company Options, and (y) the Special Transaction Expense (as defined on Exhibit 5.9 attached hereto) shall be borne by the Company. The Transaction Expenses listed on Exhibit 5.9 attached hereto shall be paid directly by Parent on behalf of the holders of Shares and Company Options out of the Merger Consideration, and such payments shall reduce the amount of the Initial Per Share Merger Consideration delivered after the Effective Time on a pro rata basis as set forth in Section 3.4(a)(i). For the avoidance of doubt, (i) no costs and expenses incurred prior to October 1, 2008, other than any investment banking, legal and accounting expenses incurred by the Company with respect to this Agreement and the transactions contemplated hereby, shall be considered Transaction Expenses, and (ii) if the costs and expenses incurred by the Company prior to October 1, 2008 with respect to this Agreement and the transactions contemplated hereby exceed $25,000 in the aggregate, all such costs and expenses shall be listed on Schedule 5.9 attached hereto.

5.10. Spreadsheet. The Company shall deliver to Parent on the Closing Date a spreadsheet (the “Spreadsheet”) substantially in the form attached hereto as Schedule 5.4 and which shall include as of the Closing: (i) all shareholders of the Company, the number of Shares held by such persons, the Merger Consideration applicable to each holder and (ii) all holders of Company Options, the number of Shares underlying each such Company Option, indicating whether such Company Options are incentive stock options or non-qualified stock options, and the number of Parent Options (or, as applicable, cash) into which such Company Options shall be exchanged plus the Anniversary and Additional Per Share Merger Consideration payable to each such holder of Company Options.

5.11. Certain Tax Matters; Preparation of Tax Returns; Payment of Taxes. (a) The Company shall prepare and file, or cause to be prepared and filed, all Tax returns of or which include the Company that are required to be filed (after giving effect to any valid extension of time in which to make such filing) on or prior to the Closing Date. The Company shall pay (or cause to be paid) all Taxes shown due with respect to such Tax returns.

(b) Tax Proceedings.

(i) Parent shall notify the Shareholder Representative in reasonable detail of the receipt from a taxing authority of any notice of the commencement of any Tax audit, examination or judicial or administrative proceeding or receipt from a taxing authority of any proposed adjustment, demand or notice of deficiency which if determined adversely to the relevant taxpayer or after the lapse of time could be grounds for indemnification by the Company’s shareholders under Article VII (each, a “Tax Proceeding”).

(ii) Notwithstanding anything in this Section 5.5 to the contrary, with respect to any Tax Proceeding, (A) Parent shall (x) control and direct such Tax Proceeding through representatives reasonably acceptable to the Shareholder Representative and (y) keep the Shareholder Representative reasonably informed of any significant developments in such Tax Proceeding; (B) to the extent required, the Shareholder Representative shall promptly execute or cause to be executed by the relevant taxpayer reasonable powers of attorney or other documents authorizing such representatives of the party controlling such Tax Proceeding to act in connection with such Tax Proceeding; and (C) Parent shall not pay or compromise any Tax liability asserted in such Tax Proceeding for which indemnification is available hereunder without the Shareholder Representative’s prior written consent, which consent shall not be unreasonably withheld or delayed.

(iii) Parent and the Shareholder Representative shall cooperate fully in connection with any Tax Proceeding. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such Tax Proceeding and making the Shareholder Representative or his representatives available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Parent and the Shareholder Representative further agree, upon request, to use their reasonable best efforts to obtain any certificate or other document from any taxing authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

5.12. Indemnification of Former Directors and Officers.

(a) From and after the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, to the fullest extent permitted by applicable Law, indemnify, defend and hold harmless, and provide advancement of expenses (without security) to, each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer or director of the Company (the “Indemnified Persons”) against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director or officer of the Company, and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or prior to the Effective Time, whether asserted or claimed prior to, or at or after, the Effective Time (including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) (the “Indemnified Liabilities”) to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of this

Agreement with respect to such Indemnified Liabilities by the Company pursuant to the Company’s articles of organization and by-laws in existence on the date hereof, provided that the Indemnified Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification and provided, further, that any determination required to be made with respect to whether an officer’s or director’s conduct complies with the standards set forth under the Company’s articles of organization and by-laws shall be made by counsel selected by the Surviving Corporation.

(b) Any Indemnified Person wishing to claim indemnification under paragraph (a) of this Section 5.6, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent thereof, but the failure to so notify shall not relieve Parent or the Surviving Corporation of any liability it may have to such Indemnified Person except to the extent such failure materially prejudices the indemnifying party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Parent or the Surviving Corporation shall have the right to assume the defense thereof and Parent shall not be liable to such Indemnified Person for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Person in connection with the defense thereof, except that if counsel for the Indemnified Person advises that there are issues which raise conflicts of interest between Parent or the Surviving Corporation and the Indemnified Person, the Indemnified Person may retain counsel satisfactory to him or her, and Parent or the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Person promptly as statements therefor are received; (ii) the Indemnified Person will cooperate in the defense of any such matter, and (iii) Parent and the Surviving Corporation shall not be liable for any settlement effected without their prior written consent; and provided, further, that Parent and the Surviving Corporation shall not have any obligation hereunder to any Indemnified Person if and when a court of competent jurisdiction shall determine that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law or by the provisions of the articles of organization or by-laws of the Company in effect on the date hereof.

(c) For a period of six (6) years after the Effective Time, Parent shall cause to be maintained in effect (i) in the articles of organization and by-laws of the Surviving Corporation (or any successor to the Surviving Corporation), provisions regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses that are, in the aggregate, no less advantageous to the intended beneficiaries than the corresponding provisions contained in the current articles of organization and by-laws of the Company.

(d) The indemnification contemplated in Section 5.6 is (A) exclusive of the obligations set forth in Article VII and shall not be restricted by the limitations set forth in Sections 7.4 and 7.5, and (B) intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives, and may not be terminated or modified in such a manner as to adversely affect in any material respect any Indemnified Party without the consent of such affected Indemnified Party.

ARTICLE VI

Conditions to Closing; Closing Deliveries of the Parties

6.1. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

(a) Shareholder Approval. This Agreement shall have been duly adopted by the requisite number of Shares in accordance with applicable Law and the Company’s articles of organization and by-laws.

(b) Litigation. No action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (iii) affect adversely the right of Parent to operate the Company’s business (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect).

6.2. Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. (i) (A) The representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty speaks of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); and (B) Parent shall have received at the Closing a certificate signed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer of the Company to the effect that such officers have read this Section 6.2(a) and the conditions set forth herein have been satisfied.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

(c) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any change, event, circumstances or development that has had, or is reasonably likely to have, a Material Adverse Effect with respect to the Company.

(d) Consents Under Agreements. The Company shall have obtained the consent or approval of each Person whose consent or approval shall be required under any Material Contract to which the Company is a party in connection with the transactions contemplated by this Agreement, except those for which the failure to obtain such consent of approval, individually or in the aggregate, is not reasonably likely to result in a Material Adverse Effect.

(e) Appraisal Rights. The Company shall not have received notice of demand for appraisal of Shares from holders of more than 5% of the outstanding Shares.

(f) Deliveries. The Company shall have made and tendered, or caused to be made and tendered, delivery of all of the applicable items required by Section 6.4.

6.3. Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), and the Company shall have received a certificate signed on behalf of Parent by its Chief Executive Officer and Chief Financial Officer and signed on behalf of Merger Sub by its President and Treasurer to such effect.

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by its Chief Executive Officer and Chief Financial Officer and signed on behalf of Merger Sub by its President and Treasurer to such effect.

(c) No Material Change. Since the date of this Agreement, there shall not have occurred any change, event, circumstances or development with respect to Parent that would (i) prevent consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation.

(d) Deliveries. Parent and Merger Sub shall have made and tendered, or caused to be made and tendered, delivery of all of the applicable items required by Section 6.5.

6.4. Closing Deliveries of the Company and the Shareholders. At the Closing, the Company shall deliver the following documents to Parent and/or Merger Sub:

(a) Articles of Merger. The Company shall deliver to Parent for filing with the Secretary of the Commonwealth of Massachusetts a properly completed and fully executed Articles of Merger.

(b) Resignation of Officers and Directors. The Company shall provide evidence satisfactory to Parent that (effective as of the Effective Time) each of the officers and directors of the Company in their capacities as such officers and directors has resigned and each such resignation shall be in effect as of the Effective Time.

(c) Spreadsheet. The Company shall deliver to Parent the Spreadsheet.

(d) Certificate of Secretary of Company. The Company shall deliver a certificate, validly executed by the Secretary of the Company, certifying as to (i) the terms and effectiveness of the articles of organization and by-laws of the Company, (ii) the valid adoption of resolutions of the Board of Directors of the Company (whereby the Merger and the transactions contemplated hereunder were unanimously approved by the Board of Directors), and (iii) the valid adoption and approval by the shareholders of the Company of the Merger, this Agreement and the transactions contemplated hereby.

(e) Third Party Consents. The Company shall deliver to Parent all material consents, waivers and approvals of parties to any Contract and any necessary consents, waivers and approvals of Governmental Entities and third parties.

(f) Transition Agreements. Principal, Ruth Ladner and David Ladner shall have entered into transition agreements with Parent and Merger Sub (collectively, the “Transition Agreements”) in the forms attached hereto as Exhibits 6.4(f).

6.5. Closing Deliveries of Parent. At the Closing, Parent shall deliver the following to the Company and/or the Company’s shareholders, as appropriate:

(a) Initial Per Share Merger Consideration. Parent shall deliver the applicable Initial Per Share Merger Consideration to those holders of Shares who shall have delivered to the Surviving Corporation at Closing a duly executed Share Letter of Transmittal and surrendered the applicable Certificate(s) (or affidavit of loss in lieu thereof) as provided in Section 3.4.

(b) Articles of Merger. Parent shall deliver to the Shareholder Representative a copy of the fully-executed Articles of Merger, and, after receipt of the filed Articles of Merger from the Secretary of the Commonwealth of Massachusetts, a copy of such filed certificate.

(c) Certificate of Secretary of Parent. Parent shall deliver a certificate, validly executed by the Secretary of Parent, certifying as to (i) the terms and effectiveness of the certificate of incorporation and by-laws of Parent and the articles of organization and by-laws of Merger Sub, (ii) the valid adoption of resolutions of the Board of Directors of Parent and Merger Sub (whereby the Merger and the transactions contemplated hereunder were approved by the Board of Directors), and (iii) the valid adoption and approval by the shareholders of Merger Sub of the Merger, this Agreement and the transactions contemplated hereby.

(d) Transition Agreements. Parent shall have delivered each of the Transition Agreements.

(e) Indemnification Side Agreement. Parent shall have delivered to the Shareholder Representative the Indemnification Side Agreement (the “Indemnification Side Agreement”) in the form attached hereto as Exhibit 6.5(e).

ARTICLE VII

Indemnification

7.1. Survival of Representations and Warranties. Except for the representations and warranties set forth in Sections 4.1(b), (c), (d)(ii), (i), (l)(ii), (l)(iv) and (y) (the “Special Representations”) and Sections 4.2 (b), (c)(i)(A) and (f) (which for purposes of Section 7.2(b) and (c) shall survive the Closing and continue until the first anniversary of the Contingent Consideration Date (the “Special Representations Expiration Date”)), all of the representations and warranties contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing and continue until the Contingent Consideration Date.

7.2. Indemnification.

(a) Upon the Closing, the holders of Shares and Company Options shall jointly and severally indemnify and hold harmless Parent and its officers, directors, Affiliates (including the Surviving Corporation), employees, agents and representatives (each a “Parent Indemnified Party,” collectively, the “Parent Indemnified Parties”), against all claims, losses, liabilities, damages, diminutions in value, deficiencies, costs, interest, awards, amounts paid in settlement, judgments, penalties, and expenses, including reasonable attorneys’ and consultants’ fees and expenses and including any such expenses incurred in connection with investigating, defending against or settling any of the foregoing (hereinafter individually a “Loss” and collectively “Losses”), incurred or sustained by the Parent Indemnified Parties, or any of them, directly or indirectly, arising out of or related to (i) any breach or inaccuracy of a representation or warranty of the Company contained in this Agreement or in any certificate or other instruments delivered at the Closing pursuant to this Agreement; (ii) any failure by the Company prior to the Effective Time to perform or comply with any covenant applicable to the Company contained in this Agreement or in any certificate or other instruments delivered at the Closing pursuant to this Agreement; (iii) any breach of contract or other claims made by a third party alleging to have had a contractual or other right to acquire the Company’s business or any of the Shares; (iv) any legal action, claim, suit or proceeding brought against Parent or the Surviving Corporation by any current or former shareholder, officer, director, employee or contractor of the Company relating to any circumstance or cause of action which arose prior to Closing other than any matter covered by the Indemnification Side Agreement; (v) any Liability or obligation of the Company in respect of Taxes due and payable by the Company for any period prior to Closing and not reflected on the Preliminary Closing Balance Sheet; and (vi) any Liability or obligation of the Company in respect of the New Page Expenses (as defined in Schedule 4.1(f)) or with respect to the matters disclosed on Schedule 4.1(f) as concerns the New Page Contract (as defined therein), provided, that subject to the approval of the Surviving Corporation (which shall not be unreasonably withheld, conditioned or delayed), Lawrence Munini and Ruth Ladner, be permitted to control the remediation of any such Liabilities.

(b) Upon the Closing, Parent and the Surviving Corporation shall jointly and severally indemnify and hold harmless the holders of Shares and Company Options, their agents and representatives, and their successors and assigns (each a “Company Indemnified Party,” collectively, the “Company Indemnified Parties”) against all Losses, incurred or sustained by the Company Indemnified Parties, or any of them, directly or indirectly, arising out of or related to

(i) any breach or inaccuracy of a representation or warranty of Parent or Merger Sub contained in this Agreement or in any certificate or other instruments delivered at the Closing pursuant to this Agreement, (ii) any failure by Parent, Surviving Corporation or Merger Sub to perform or comply with any covenant applicable to any of them contained in this Agreement or in any certificate or other instruments delivered at the Closing pursuant to this Agreement, and (iii) the matters set forth in the Indemnification Side Agreement.

(c) From the Contingent Consideration Date until the Special Representations Expiration Date, the Principal shall indemnify and hold harmless the Parent Indemnified Parties against all Losses, incurred or sustained by the Parent Indemnified Parties, or any of them, directly or indirectly, arising out of or related to any breach or inaccuracy of the Special Representations.

(d) Each Parent Indemnified Party and Company Indemnified Party is sometimes referred to herein as an “Indemnified Party” and collectively, with others, as the “Indemnified Parties.” For purposes of this Agreement, “Affiliate” shall mean with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.

7.3. Indemnification Procedures.

(a) In the event that any legal proceeding shall be threatened or instituted, or any claim or demand shall be asserted, by any person in respect of which payment may be sought by an Indemnified Party from an Indemnifying Party under the provisions of this Article VII (a “General Claim”), the Indemnified Party shall promptly cause written notice of the assertion of such General Claim of which it has knowledge to be delivered to the Indemnifying Parties; provided, however, that any delay or failure to so notify the Indemnifying Parties of a General Claim shall only relieve the Indemnifying Parties of their obligations under this Article VII to the extent, if at all, the Indemnifying Parties are actually and materially prejudiced by reason of such delay or failure. Any notice of a General Claim shall state specifically the facts giving rise to an alleged basis for such General Claim, and the amount of the liability, if known, asserted against the Indemnifying Party by reason of such General Claim.

(b) With respect to any General Claim in connection with a claim made by a third party in a judicial, administrative or arbitration suit or proceeding, the Indemnifying Parties shall have the right, at their own expense, to assume the defense thereof, to be represented by counsel of their choice (provided that such counsel shall be reasonably acceptable to the Indemnified Parties), and to defend against, negotiate, settle or otherwise deal with such claim, demand or action; provided, however, that the Indemnified Parties may participate in any such action with counsel of their own choice and at their own expense. To the extent the Indemnifying Parties elect not to defend any such claim, demand or action, and the Indemnified Parties defend against or otherwise deal with such claim, demand or action, the Indemnified Parties may retain counsel, at the expense of the Indemnifying Parties, and control the defense of such claim, demand or action. The Parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such claim, demand or action.

(c) Neither the Indemnifying Parties nor the Indemnified Parties may settle any such claim, demand or action without the consent of the other party, which consent shall not be unreasonably withheld.

(d) After any final judgment or award shall have been rendered by a court, arbitration board or governmental agency of competent jurisdiction and the time in which to appeal therefrom has expired, or a settlement shall have been consummated pursuant to the terms hereof, or the Indemnified Parties and the Indemnifying Parties shall arrive at a mutually binding agreement with respect to each separate matter alleged to be indemnified by the Indemnifying Parties hereunder, the Indemnified Parties shall forward to the Indemnifying Parties notice of any sums due and owing by the Indemnified Parties with respect to such matter and the Indemnifying Parties shall pay all of the sums so owing to the Indemnified Parties, by wire transfer or by certified or bank cashier’s check, within ten (10) days after the date of such notice.

7.4. Limitations.

(a) Except in the case of fraud, intentional misrepresentation or willful breach, no indemnification shall be payable to the Parent Indemnified Parties under Section 7.2(a)(i), (ii) or (iv) and no indemnification shall be payable to the Company Indemnified Parties under Section 7.2(b)(i), (ii) or (iii) unless the aggregate of all applicable Losses for which the Company Indemnifying Parties (including the Principal) or the Parent Indemnifying Parties, as the case may be, would, but for this Section 7.4, be liable exceeds on a cumulative basis $50,000, whereupon the full amount of any such claims commencing with the first dollar shall be recoverable in accordance with the terms hereof and then only to the extent of any such excess. In any event, except in the case of fraud, intentional misrepresentation or willful breach, (x) the maximum aggregate amount for which the Company Indemnifying Parties shall collectively be liable under Section 7.2(a) shall not exceed an aggregate of $1,100,000; (y) the maximum aggregate amount for which the Parent Indemnifying Parties shall collectively be liable under Section 7.2(b) shall not exceed an aggregate of $1,100,000 (except in the case of a failure to make any required payments under Article III hereof); and (z) the maximum aggregate amount for which the Principal shall be liable under Section 7.2(c) shall not exceed an aggregate of $1,100,000.

(b) The amount of any Loss for which indemnification is provided to an Indemnified Party under this Agreement shall be net of any amount (i) recovered by such Indemnified Party (after deducting all costs of recovery, including but not limited to reasonable attorney’s fees and expenses, and any increase in premium) from any insurer in respect of such Losses, and such Indemnified Party shall use commercially reasonable efforts to effect any such recovery that may be available to it, or (ii) (with respect to the Company Indemnifying Parties or the Principal) reserved, accrued or expensed on the Closing Balance Sheet with reasonable specificity with respect to the facts, circumstances or matters giving rise to such Loss.

(c) Notwithstanding anything contained herein to the contrary, no Indemnifying Party shall be liable for lost profits or any punitive, exemplary, consequential or similar damages and under no circumstances shall such damages be considered “Losses” under this Agreement, except for (i) lost profits or punitive, exemplary, consequential or similar damages actually paid to a third party in a third party claim by an Indemnified Party and (ii) until the Special Representations Expiration Date, lost profits or consequential or similar damages incurred by Parent or the Surviving Corporation as a result of any infringement claim against Parent or the Surviving Corporation arising out of their use of Intellectual Property owned or licensed by the Company as of the Effective Time or the sale or distribution of Company Products.

(d) Notwithstanding anything to the contrary contained herein, with respect to indemnification claims (other than third party claims) pursuant to this Article VII, in the event it is determined either by mutual agreement or by a court of competent jurisdiction that the Indemnified Party is not entitled to indemnification hereunder, the Indemnified Party shall promptly reimburse all reasonable attorney’s fees and expenses incurred by the other party in defense of such claim.

7.5. Sole and Exclusive Remedies; Set Off Rights. Except for fraud, intentional misrepresentation or willful breach, the Parent Indemnified Parties’ sole and exclusive remedy with respect to any indemnification provided by the Company Indemnifying Parties under Section 7.2(a) shall be the right to set off any such amounts owing by a Company Indemnifying Party to Parent or its Affiliates pursuant to this Article VII, against any amounts of the Additional Per Share Merger Consideration owed to such Company Indemnifying Party, and the Parent Indemnified Parties shall look solely to such offset rights for satisfaction of such obligations of the Company Indemnifying Parties hereunder. After the Closing, except for (i) fraud, intentional misrepresentation or willful breach and (ii) the indemnification provided in Exhibit 3.4(e) and Section 5.6, the indemnities provided in this Article VII, as limited by this Article VII, shall be the sole and exclusive remedy for any breach of representation, warranty, covenant or agreement or other claim arising out of this Agreement or the transactions contemplated hereby, provided that this Section 7.5 shall not be deemed to limit Parent’s rights and remedies with respect to any individual pursuant to a separate agreement signed by Parent and/or the Company and such individual.

7.6. Shareholder Representative.

(a) Each of the holders of Shares and Company Options (the “Represented Parties”) shall have agreed to appoint Lawrence J. Munini as its agent and attorney-in-fact, as the shareholder representative (the “Shareholder Representative”) for and on behalf of the Represented Parties to give and receive notices and communications, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to indemnification claims, to assert, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to, any other claim by any Parent Indemnified Party and to take all other actions that are either (i) necessary or appropriate in the judgment of the Shareholder Representative for the accomplishment of the foregoing or (ii) specifically mandated by the terms of this Agreement. Such agency may be changed by the Represented Parties from time to time upon not less than 30 days prior written notice to Parent; provided, however, that the Shareholder Representative may not be removed unless Represented Parties with at least a two-thirds (2/3rds) interest in the aggregate Merger Consideration agree to such removal and to the identity of the substituted agent. A vacancy in the position of Shareholder Representative may be filled by the Represented Parties of at least a majority in interest in the aggregate Merger

Consideration. No bond shall be required of the Shareholder Representative, and the Shareholder Representative shall not receive any compensation for its services. Notices or communications to or from the Shareholder Representative shall constitute notice to or from the Represented Parties as it sent or received from all Represented Parties.

(b) The Shareholder Representative shall not be liable for any act done or omitted hereunder as Shareholder Representative while acting in good faith and in the exercise of reasonable judgment. The Represented Parties shall indemnify the Shareholder Representative and hold the Shareholder Representative harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Shareholder Representative and arising out of or in connection with the acceptance or administration of the Shareholder Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Shareholder Representative. A decision, act, consent or instruction of the Shareholder Representative shall constitute a decision of the Represented Parties and shall be final, binding and conclusive upon the Represented Parties; and Parent and the Surviving Corporation may rely upon any such decision, act, consent or instruction of the Shareholder Representative as being the decision, act, consent or instruction of the Represented Parties.

ARTICLE VIII

Termination

8.1. Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by mutual written consent of the Company and Parent by action of their respective Boards of Directors.

8.2. Termination by Either Parent or the Company. (a) This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Board of Directors of either Parent or the Company if any order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable; provided that the right to terminate this Agreement pursuant to this Section 8.2(b) shall not be available to any party that has breached its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of a condition to the consummation of the Merger.

(b) This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by either the Company, on the one hand, or Parent, on the other hand, if the Closing shall not have occurred on or before January 10, 2009, or such other date, if any, as the Company and Parent shall agree upon; provided that no party may terminate this Agreement pursuant to this Section 8.2(b) if such party’s failure to fulfill any of its obligations under this Agreement shall have directly or indirectly resulted in the failure of the Closing to occur on or before said date and for these purposes.

(c) This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by either Parent or the Company if the Board of Directors of the Company reasonably determines that an Acquisition Proposal constitutes a Company

Superior Proposal; provided, however, that the Company may not terminate this Agreement pursuant to this Section 8.2(c) unless and until two Business Days have elapsed following delivery to Parent of a written notice of such determination by the Board of Directors of the Company and Parent has not provided written notice to the Company during such 2-day period of its intention to match such Company Superior Proposal (minus the Special Termination Fee (as defined in Section 8.5(c)) and applicable expenses which the Company would have to pay if it accepted such Company Superior Proposal).

8.3. Termination by the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Board of Directors of the Company if there has been a breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 6.3(a) or 6.3(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within 30 days after written notice thereof is given by the Company to Parent.

8.4. Termination by Parent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Board of Directors of Parent if (a) the Company shall have breached its obligations to call, hold and vote on the Merger at the Shareholders Meeting; or (b) there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 6.2(a) or 6.2(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within 30 days after written notice thereof is given by Parent to the Company.

8.5. Effect of Termination and Abandonment.

(a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, this Agreement shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers or other representatives or affiliates); provided, however, that (i) except as otherwise provided herein, no such termination shall relieve any party hereto of any liability or damages resulting from any willful or intentional breach of this Agreement and (ii) Article IX and the agreements of the Company, Parent and Merger Sub contained in Section 5.9 (Expenses) and Section 8.5 (Effect of Termination and Abandonment) and the Confidentiality Provisions shall survive the termination of this Agreement.

(b) In the event that this Agreement is terminated by either (i) Parent pursuant to Section 8.4, or (ii) by the Company pursuant to Section 8.3, then the non-terminating party shall promptly, but in no event later than two days after the date of such termination, pay the terminating party a termination fee equal to the documented out-of-pocket expenses incurred by such terminating party in connection with this Agreement and the transactions contemplated hereby up to a maximum of $100,000 (the “Termination Fee”) payable by wire transfer of same day funds.

(c) In the event that this Agreement is terminated pursuant to Section 8.2(c) and the Company consummates the Company Superior Proposal within six months thereafter,

the non-terminating party shall promptly, but in no event later than two days after the date of the consummation of such transaction, pay Parent a termination fee equal to $1,100,000 (the “Special Termination Fee”) plus the documented out-of-pocket expenses incurred by Parent in connection with this Agreement and the transactions contemplated hereby up to a maximum of $150,000, each payable by wire transfer of same day funds.

(d) The parties acknowledge that the agreements contained in this Sections 8.5(b) and (c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, none of the Company, Parent and Merger Sub would enter into this Agreement; accordingly, if either the Company or Parent (as applicable) fails to promptly pay any amount due pursuant to Section 8.5(b) or (c), and, in order to obtain such payment, any party commences a suit which results in a judgment against the other party for the fee, charges or expenses to which reference is made in Section 8.5(b) or (c), the party that failed to pay the applicable termination fee and transaction expenses shall pay to the other its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the amount of the fee at the prime rate of Silicon Valley Bank in effect on the date such payment was required to be made. Notwithstanding anything to the contrary in this Agreement, the parties hereby acknowledge that in the event that the Termination Fee and applicable transaction expenses or the Special Termination Fee and applicable transaction expenses become payable and are paid by the applicable party to the applicable recipient pursuant to Section 8.5(b) or (c), such termination fee and applicable transaction expenses shall be the sole and exclusive remedy for monetary damages under this Agreement, except in the case of fraud, intentional misrepresentation, violation of Law or breach of confidentiality obligations.

ARTICLE IX

Miscellaneous and General

9.1. Notices. Any notices or other communications required or permitted under this Agreement shall be sufficiently given if in writing and (a) hand delivered, including delivery by courier services, or (b) sent by certified mail, return receipt requested, postage prepaid addressed to the recipient at the address stated below, or to such other address as the party concerned may substitute by written notice to the other. All notices hand delivered shall be deemed received on the day of delivery. All notices forwarded by mail shall be deemed received on the date two (2) days (excluding Saturdays, Sundays and legal holidays when the U.S. mail is not delivered) immediately following date of deposit in the U.S. mail; provided, however, the return receipt indicating the date upon which the notice is received shall be prima facie evidence that such notice was received on the date of the return receipt. Addresses may be changed by giving notice of such change in the manner provided herein. Unless and until such written notice is received, the last address given shall be deemed to continue in effect for all purposes.

If to Parent or Merger Sub:

Salary.com, Inc.

195 West Street

Waltham, MA 02451

Attention: General Counsel

Facsimile No.: (781) 464-7310

If to the Shareholder Representative:

Lawrence J. Munini

56 Emerson Road

Winchester, MA 01890

with a copy to (which copy shall not constitute notice):

Nutter, McClennen & Fish, LLP

155 Seaport Boulevard

Boston, MA 02210-2604

Facsimile No.: (617) 310-9618

Attention: Alexander S. Glovsky

9.2. Interpretation. The terms of this Agreement are contractual and not mere recitals. Any pronouns in this Agreement that refer to a particular gender mean and refer to the appropriate gender or neuter when applied to a particular party, person or entity. Unless otherwise stated, all references in this Agreement to paragraph, subparagraph, section, subsection, clause and subclause are intended to refer to paragraphs, subparagraphs, sections, subsections, clauses and subclauses, respectively, of this Agreement. The parties acknowledge and agree that titles and headings for particular paragraphs, sections and subsections of this Agreement have been inserted solely for reference purposes. As a result, section and paragraph headings, titles or captions should not be used to interpret or construe the terms of this Agreement. Except as to words or phrases specifically defined in this Agreement, the parties agree that all words and phrases selected to state the terms of this Agreement are to be interpreted in accordance with their plain and generally prevailing meaning and not with regard to any different meaning that any of the parties might otherwise attach to a particular word or phrase. The parties further acknowledge that, as a result of either drafting or negotiating specific terms, or as a result of approving language selected by others to state specific terms, they are each and all equally responsible for the wording of the terms of this Agreement. As a result, the parties agree and acknowledge that in interpreting this Agreement, the rule of contractual interpretation and construction that provides that an ambiguity in the terms of an agreement shall be construed against the party drafting such term does not apply to the interpretation or construction of the terms of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words or similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

9.3. Waiver of Conditions. The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Laws.

9.4. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. The delivery of a signature page of this Agreement by one Party to each of the other Parties via facsimile transmission or by email transmission of a .pdf or .tif file shall constitute the execution and delivery of this Agreement by the transmitting Party.

9.5. Governing Law; Consent to Jurisdiction. This Agreement and the respective rights and obligations of the parties under this Agreement shall be governed by, and shall be determined under, the internal laws of the Commonwealth of Massachusetts applicable to contracts between residents of the Commonwealth of Massachusetts to be performed solely in the Commonwealth of Massachusetts, i.e., without regard to choice of law principles. Any action involving this Agreement shall be brought and maintained solely in the courts of the Commonwealth of Massachusetts. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue in the courts of the Commonwealth of Massachusetts, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the Commonwealth of Massachusetts for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.

9.6. Entire Agreement; Assignment; Amendment. This Agreement, the Exhibits hereto, and the disclosure schedules, together with the Confidentiality Provisions and the Indemnification Side Agreement, (i) contain the entire agreement and understanding between the parties with respect to the subject matter herein identified and merges and integrates any and all previous and contemporaneous implied agreements (in fact or law), between or among the parties concerning such matters, and (ii) shall not be assigned by operation of law or otherwise, except that Parent may assign its rights and delegate its obligations hereunder to (x) its Affiliates as long as Parent remains ultimately liable for all of Parent’s obligations hereunder or (y) to any successor by merger or acquisition of all or substantially all of Parent’s assets or capital stock as long as such successor agrees in writing to assume Parent’s obligations hereunder. This Agreement may be amended by the parties hereto only by execution of an instrument in writing signed on behalf of the party against whom enforcement is sought.

9.7. No Third Party Beneficiaries. Except as provided under Exhibit 3.4(e) (as concerns the Special Indemnified Parties), 5.6 (as concerns the Indemnified Persons) and Article VII (as concerns the holders of Shares and Company Options), the terms of this Agreement are intended solely for the benefit of the parties hereto and are not intended to inure, and will not inure, to the benefit of any other Person.

9.8. Definitions. Each of the terms set forth in Annex A is defined in the section of this Agreement set forth opposite such term.

9.9. Severability. If any provision of this Agreement or portion of this Agreement is found to be wholly or partially invalid, illegal or unenforceable in any judicial proceeding, then such provision shall be deemed to be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extend permitted by law, as if such provision had been originally incorporated in this Agreement as so modified or restricted, or as if such provision had not been originally incorporated in this Agreement, as the case may be.

9.10. Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

[intentionally left blank]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

GENESYS SOFTWARE SYSTEMS, INC.

By	/s/ Lawrence J. Munini
Name:	Lawrence J. Munini
Title:	President

SALARY.COM, INC.

By	/s/ G. Kent Plunkett
G. Kent Plunkett
President and CEO

By	/s/ Bryce Chicoyne
Bryce Chicoyne
Senior Vice President and CFO

COBALT ACQUISITION CORP.

By	/s/ G. Kent Plunkett
G. Kent Plunkett
President

/s/ Lawrence J. Munini
Lawrence J. Munini, as Principal and Shareholder Representative

ANNEX A

DEFINED TERMS

Terms	Section
1990 Plan	4.1(b)
2000 Plan	4.1(b)
Affiliate	7.2(c)
Agreement	Preamble
Anniversary/Additional Parent Shares	3.4(e)
Acquisition Proposal	5.2(b)
Articles of Merger	1.3
Audited Balance Sheet	4.1(e)
Business Day	1.2
Certificate	3.1(a)(i)
Closing	1.2
Closing Date	1.2
Closing Net Working Capital Excess	3.3(a)
Closing Net Working Capital Shortfall	3.3(a)
Code	4.1(e)
Common Stock Per Share Merger Consideration	3.1(a)(i)
Company	Preamble
Company Disclosure Schedules	4.1
Company Indemnified Party	7.2(b)
Company Option	4.3(a)
Company Products	4.1(i)(iii)
Company Recommendation	5.3
Company Superior Proposal	5.2(b)
Constituent Corporations	Preamble
Confidentiality Provisions	5.4
Contingent Additional Per Share Merger Consideration	3.1(a)(ii)(C)
Contingent Anniversary Per Share Merger Consideration	3.1(a)(ii)(B)
Contingent Consideration	3.1(a)(ii)(C)
Contract	4.1(d)(ii)
Conversion Ratio	3.2(d)
Directors Plan	4.1(b)
Dispute Notice	3.3(b)
Effective Time	1.3
Employee Benefit Plan	4.1(t)(i)(A)
Environmental Claim	4.1(w)
Environmental Law	4.1(w)
ERISA	4.1(t)(i)(B)
ERISA Affiliate	4.1(t)(i)(c)
Exchange Act	4.2
Expense Deduction	Exhibit 5.9
Final Closing Net Working Capital	3.3(b)

Final Closing Net Working Capital Excess	3.3(c)
Final Closing Net Working Capital Shortfall	3.3(c)
GAAP	4.1(e)
General Claim	7.3(a)
Governmental Entity	4.1(d)(i)
Hazardous Material	4.1(w)
Indemnification Side Agreement	6.5(e)
Indemnified Party	7.2(c)
Indemnified Liabilities	5.6(a)
Indemnified Persons	5.6(a)
Initial ACP	3.4(e)
Initial Per Share Merger Consideration	3.1(a)(ii)(A)
Intellectual Property	4.1(l)(i)
IT Assets	4.1(l)(xiv)
Laws	4.1(o)
Lease Agreements	4.1(j)(ii)
Leased Real Property	4.1(j)(i)
Liability	4.1(f)
License Agreements	4.1(l)(ii)
Lien	4.1(b)
Loss	7.2(a)
Material Adverse Effect	4.1(a)
Material Contracts	4.1(q)(ii)
MBCA	1.1
Merger	Recitals
Merger Consideration	3.1(a)(i)
Merger Sub	Preamble
New Page Contract	Schedule 4.1(f)
New Page Expenses	Schedule 4.1(f)
Parent	Preamble
Parent Common Stock	4.3(a)
Parent Disclosure Schedules	4.2
Parent Indemnified Party	7.1(a)
Parent Option	3.2(a)
Per Option Merger Consideration	3.2(c)
Permits	4.1(p)
Person	3.2(e)
Preliminary Closing Balance Sheet	3.3(a)
Preliminary Closing Net Working Capital	3.3(a)
Principal	Preamble
Represented Parties	7.6(a)
Registrable Shares	3.4(e)
Resale Registration Statement	3.4(e)(i)
SEC	3.2(e)
Securities Act	3.2(e)
Share	3.1(a)(i)

Share Letter of Transmittal	3.4(a)(i)
Shareholder Representative	7.6(a)
Shareholders Meeting	5.3
Special Representations	7.1
Special Representations Expiration Date	7.1
Special Transaction Expense	Exhibit 5.9
Spreadsheet	5.4
Stock Plans	5.1(b)
Surviving Corporation	1.1
Takeover Statute	4.1(v)
Tax	4.1(i)(i)
Tax Proceeding	5.5(b)(i)
Tax Returns	4.1(i)(ii)
Termination Fee	8.5(b)
Transaction Expenses	5.9
Transition Agreement	6.1(g)
Unaudited Balance Sheet	4.1(e)